PART II — OFFERING CIRCULAR

An Offering Statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an Offering Circular which is not designated as a Preliminary Offering Circular is delivered and the Offering Statement filed with the Commission becomes qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering Statement in which such Final Offering Circular was filed may be obtained.

Preliminary Offering Circular	Subject to Completion, Dated May 11, 2018

PROMETHEUM, INC.

$12,500,000 Minimum Offering Amount

$50,000,000 Maximum Offering Amount

of Ember Warrants Exchangeable for Ember Tokens

Prometheum, Inc. a recently formed Delaware corporation (the “Company”) is offering investors (the “Offering”) the opportunity to purchase Ember Warrants (the “Warrants”) which may be exchanged for, when and if issued, blockchain protocol tokens, which we refer to as “Ember Tokens” which are intended to be used in connection with a blockchain based securities issuance and trading network to be created by the Company (the “Prometheum Network”). The Company is offering a minimum of 12,500,000 Warrants (the “Minimum Amount”) and a maximum of 50,000,000 Warrants (the “Maximum Amount”) at a price of $1.00 per Warrant. Each Warrant sold will be exchangeable to acquire, without additional consideration, one Ember Token. The minimum amount that must be purchased by each investor is 1,000 Warrants. This Offering is being conducted pursuant to Tier 2 of Regulation A. The Warrants are highly speculative securities, see “Risk Factors” beginning on page 5.

	Price to public	Underwriting discount and commissions(2)	Proceeds to issuer (3)
Per Warrant(1)	$1.00	$0.08	$0.92
Total Minimum Amount	$12,500,000	$1,000,000.00	$11,500,000.00
Total Maximum Amount	$50,000,000.00	$4,000,000.00	$46,000,000.00

(1) Please refer to the section entitled “Securities Being Offered” on page 31 for a description of the Warrants

(2) The Warrants will be offered and sold by our officers and directors who will not receive any direct compensation in connection therewith. However, we reserve the right to engage broker-dealers registered under Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and who are FINRA members to participate in the offer and sale of the Warrants and to pay to such persons, if any, cash commissions of up to 8% of the gross proceeds from the sales of Warrants placed by such persons and agent warrants (“Agent Warrants”) to purchase that number of Warrants equal to 10% of the Warrants placed by such persons. The Agent Warrants shall have an exercise price equal to 110% ($1.10) of the price of the Warrants sold to investors in this Offering and will not be exercisable until one year and a day following their issuance. Please refer to the section entitled “Plan of Distribution” on page 13 for additional information.

(3) Does not include estimated Offering expenses of approximately $200,000 and excludes commissions and the costs of informing the public of the opportunity of participating in this Offering. See “Use of Proceeds” and “Plan of Distribution.”

Prometheum, Inc.

120 Wall Street

New York, NY 10005

(212) 514-8369

www.prometheum.info

The date of this Offering Circular is May [•], 2018

The information contained on our website is not incorporated by reference into this Offering Circular, and you should not consider information contained on our website to be part of this Offering Circular.

The Offering will be made on “best-efforts, all-or-none” basis as to the Minimum Amount and on a “best-efforts” basis as to the Maximum Amount as provided by Rule 251(d)(3)(i)(F) of Regulation A. We expect to commence sales of the Warrants within two days of the date on which the Offering Statement of which this Offering Circular is a part (the “Offering Statement”) is qualified (the “Qualification Date”) by the United States Securities and Exchange Commission (the “SEC”).

This Offering will terminate on the earlier of (i) one year from the Qualification Date; (ii) the date on which the Maximum Amount is sold, or (iii) the date that the Offering is earlier terminated by us in our sole discretion (collectively, the “Termination Date”). All investor subscription funds shall be held in an escrow account and we will have the initial closing (the “Initial Closing”) only after we have received and accepted subscriptions equal to at least the Minimum Amount. If, on the Initial Closing date, we have sold less than the Maximum Amount, we may hold one or more additional closings (each a “Closing”) on additional sales of Warrants, until the earlier of: (i) the sale of the Maximum Amount or (ii) the Termination Date. If we have not received and accepted subscriptions equal to at least the Minimum Amount prior to the Termination Date, all subscription funds on deposit in the escrow account will be returned to investors without interest or deduction. If we have received and accepted subscriptions equal to or greater than the Minimum Amount prior to the Termination Date, then we intend to hold a Closing and to begin applying the proceeds from the Offering towards our business strategy, development expenses, offering expenses and other uses as more specifically set forth in this Offering Circular (“Offering Circular”).

As soon as possible after the Initial Closing, we intend to apply to have the Warrants listed for trading on the over-the-counter market operated by OTC Markets Group Inc. which we refer to herein as the “OTCQB”. Currently, our Warrants are not traded on any exchange or on the over-the-counter market. There is no assurance that the Warrants will ever be quoted on the OTCQB. To be quoted on the OTCQB, a market maker must apply to make a market in such securities. As of the date of this Offering Circular, we have not made any arrangement with any market makers to quote such securities of the Company. For more information see “Plan of Distribution.”

We are currently in the process of developing the Prometheum Network and the Ember Tokens and expect to launch the Prometheum Network and to issue the Genesis Block of Ember Tokens in exchange for Warrants within the next 12 to 24 months. We intend to apply the proceeds of this Offering to the development and build out of our Prometheum Network.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, the Company encourages you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, the Company encourages you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

This Offering Circular is following the disclosure format of Part II of Form 1-A.

We are offering to sell, and seeking offers to buy, our Warrants only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of Warrants. Neither the delivery of this Offering Circular, nor any sale or delivery of Warrants shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the Federal Securities Laws.

In this Offering Circular, unless the context indicates otherwise, references to “we,” “us,” “our,” and “Company” refer to Prometheum, Inc.

The Warrants offered hereby, and the Ember Tokens or Common Stock which may be acquired in exchange for the Warrants are highly speculative securities. Investing in such securities involves significant risks. You should invest in such securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6.

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FORWARD LOOKING STATEMENTS

Some of the statements in this Offering Circular constitute forward-looking statements. These statements relate to future events or our future financial performance, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “proposed,” “yet,” “assuming,” “may,” “should,” “expect,” “intend,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “will,” and similar words or phrases or the negative or other variations thereof or comparable terminology. All forward-looking statements are predictions or projections and involve known and unknown risks, estimates, assumptions, uncertainties and other factors that may cause our actual transactions, results, performance, achievements and outcomes to differ adversely from those expressed or implied by such forward-looking statements.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors that you should consider in evaluating the Company’s forward-looking statements. These factors include, among other things:

•	The lack of any existing centralized marketplace for securitized tokens;

•	Our ability to implement our proposed Prometheum Network business plan;

•	National, international and local economic and business conditions that could affect our business;

•	Markets for our Warrants and the Ember Tokens, if and when our Ember Token offering is successfully completed and/or the Genesis Block is issued;

•	Our cash flows or lack thereof;

•	Our operating performance;

•	Our financing activities;

•	General market conditions effecting blockchain technology based securities;

•	Industry developments affecting our business, financial condition and results of operations;

•	Our ability to compete effectively;

•	Governmental approvals, actions and initiatives and changes in laws and regulations or the interpretation thereof, including without limitation tax laws, regulations and interpretations by the SEC, States and self regulatory organizations, including without limitation, FINRA; and

•	Cybersecurity breaches or attacks.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future plans, transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements in order to update its forward-looking statements beyond the date of this Offering Circular.

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SUMMARY

The following summary highlights selected information contained in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in the Warrants. You should carefully read the entire Offering Circular, including the risks associated with an investment in the Company’s securities discussed in the “Risk Factors” section of this Offering Circular beginning on page 6.

The Business of the Company

Overview

Prometheum, Inc., (“Prometheum,” “we,” “us,” the “Company”) is a Delaware corporation formed in September 2017 for the purpose of planning, creating and operating an integrated network for the issuance and trading of blockchain based and other cryptographic tokens. Prometheum’s founders believe that these cryptographic assets are in most cases securities and as such their issuance and trading are subject to Federal and State securities laws. Prometheum’s primary business purpose is to establish a platform that will provide issuers seeking capital, and cryptographic securities (“crypto-securities”) holders seeking liquidity, with a means to issue and trade crypto-securities in a securities law compliant manner.

The SEC issued a report that supported Prometheum’s belief. On July 25, 2017, the SEC, issued an investigative report that found that tokens offered and sold by a virtual organization known as The DAO were securities and therefore subject to the Federal Securities Laws. The SEC’s report confirmed that issuers of distributed ledger or blockchain technology-based securities, which we refer to as “Tokenized Securities, in public offerings, referred to as Initial Coin Offerings or ICO’s, must register public offers and sales of such securities under the Federal Securities Laws unless a valid exemption to registration applies. The report also stated that those participating in unregistered offerings may also be liable for violations of the securities laws, unless they are exempt, and that securities exchanges providing for trading in Tokenized Securities must register.

We intend to develop and launch a blockchain technology-based differentiated platform which we refer to as the “Prometheum Network,” designed to address the regulatory, legal, and liquidity challenges faced by others in the Tokenized Securities market, that will allow issuers seeking to raise capital through the creation and distribution of Tokenized Securities to conduct their ICO’s in a securities law compliant way. In the second phase, we intend to create the infrastructure necessary to allow for after-market trading and processing of Tokenized Securities.

Our structure and intended business plan may change over time as we commence implementation in order to adapt to changes in technology, the regulatory environment and market condition.

The contemplated Prometheum Network consists of the following:

•	Our “Securities Smart Contract Network” which we anticipate will include procedures and algorithms for (i) crypto-securities account creation (which will include AML and know your customer protocols), (ii) crypto-securities issuances, or ICO’s, (iii) distribution of crypto-securities, (iv) secondary market trading, and (v) clearing and settlement of transactions.

•	A broker-dealer alternative trading system (the “Broker-Dealer/ATS”) which we will create or acquire, which will function as an alternative trading system for compliant purchasing, trading, clearing and processing of Tokenized Securities through the Securities Smart Contract Network.

•	Prometheum’s permissioned blockchain powered by proof of work (“POW”) or of and assuming technology advocates some alternative consensus algorithm.

•	Blockchain based cryptographic tokens engineered for use on the Prometheum Network which we refer to as “Ember Tokens” which will provide the basis for issuer tokens offered through the facilities of the Prometheum Network. The Ember Tokens, when and if issued in exchange for the Warrants will function as a utility token, Prometheum’s native currency, AND a security. The Board of Directors will be responsible for regulating the supply of Ember Tokens in the marketplace.

•	Ember Token miners/validators.
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•	Prometheum Labs, which we intend to form as a wholly owned subsidiary (“Prometheum Labs”), will be part of the Prometheum Network and is intended to be responsible for coordinating with service providers including third party broker dealers, exchanges, ATSs, Registered Investment Advisors, development communities, investment banks, merchant banks, hedge funds, and other compliant service providers. We intend that Prometheum Labs will develop and control all application programming interfaces (“APIs”) into our issuance and trading platforms, allowing for direct access to a global community of investors, benefiting network members and holders of Ember Tokens. We anticipate Prometheum Labs will also assist by designing protocols associated with mining behaviors of our first party and third party partners, to reward network participants who both contribute to and/or use our applications.

See the Prometheum, Inc. White Paper attached hereto as Exhibit A.

Ember Tokens

We intend to use Ember Tokens” as the energy source of the Prometheum Network. We expect to issue the first block of Ember Tokens (the “Genesis Block”) at or around the time we launch the Prometheum Network. The Genesis Block will consist of 111,250,000 Ember Tokens. Of that number, 80,000,000 Ember Tokens will be allocated for exchange of Warrants (assuming the sale of all of the Warrants in this Offering and the Reg D Offering (as defined below)) and 31,250,000 Ember Tokens will be allocated for exchange of warrants issued to founders, our seed investor, contributors/advisors and service providers. In the event we do not sell all the Warrants in this Offering and the Reg D Offering, or do not issue all allocated Ember Tokens, we reserve the right to conduct an additional offering of Warrants or Ember Tokens or otherwise issue the remaining Ember Tokens so that all Ember Tokens comprising the Genesis Block have been issued.

Following the issuance of the Genesis Block, the value of Ember Tokens will be determined by supply and demand. It will be the responsibility of the Board of Directors to carefully manage the supply of Ember Tokens, if and when issued in the Genesis Block, through the use of policy and quantitative tools. We believe that if and when the Genesis Block of Ember Tokens is issued, demand will be affected by many factors including, but not limited to, the following:

•	legal and regulatory environment;
•	secondary market liquidity, if any;
•	Prometheum Network utilization;
•	public perception of safety and viability;
•	the market for Tokenized Securities;
•	mainstream interest in the crypto markets;
•	Prometheum’s Federal Securities Law compliant groundwork; and
•	Prometheum’s technology innovation, which combines mainstream operational and compliance infrastructures to next generation, distributed, blockchain based networks, security, and technology.

We also believe that if and when the Genesis Block is issued, the supply of Ember Tokens will be affected by many factors, including but not limited to, the following:

•	miners/validators creating additional Ember Tokens using the procedures for processing, mining and/or validation of Ember Tokens; and
•	additional issuances to Prometheum Labs and contributors/advisors.

We believe that through careful control over the supply of Ember Tokens we will be able to provide significant future price support for the Prometheum Network’s Ember Tokens.

Please see Prometheum’s white paper (the “White Paper”), a copy of which is attached hereto as Exhibit A.

Timing

We expect that at least until the date that the Offering Statement of which this Offering Circular is a part is qualified, our efforts will be focused upon raising funds in our Regulation D, Rule 506(c) offering (the “Reg D Offering”), initial development efforts and qualification of the Offering Statement of which this Offering Circular is a part, obtaining “no action” relief on our No Action request pending at the SEC, and preparing the White Paper. We intend to use the proceeds from our Reg D Offering to fund these initial efforts.

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During the ensuing one year period from [•] 2018 to [•] 2019, assuming the Offering Statement is qualified, we expect to conduct this Regulation A Offering and to continue developing the Prometheum Network, hiring personnel and developing the Ember Token blockchain. If our initial development efforts are successful, we hope to commence testing and completion of the elements of the Prometheum Network.

Thereafter, in or around the first half of 2019, we hope to launch the Prometheum Network and to exchange the outstanding Warrants for Ember Tokens and initiate the Ember Token activities.

Technology and Software Development

We entered into a letter agreement and (the “Letter Agreement”), dated January 29, 2018 with TradeZero, Inc. (“TradeZero”) and Dan Pipitone, TradeZero’s CEO, pursuant to which we engaged TradeZero to create and implement the technology and software necessary to create and empower the Prometheum Network. Pursuant to the terms of the Letter Agreement, TradeZero agreed to deliver to us a minimal viable product (“MPV”) no later than June 15, 2018 in exchange for five percent (5%) of the equity in the Company and a cash payment of one hundred fifty thousand dollars ($150,000) payable in four installments. We have made three payments in the aggregate amount of $100,000 and the final payment of $50,000 will be due upon delivery of the MPV. In addition, the founders agreed to transfer ten percent (10%) of the warrants exchangeable for Ember Tokens issued to them as founders to TradeZero.

The services to be provided by TradeZero are described in the Prometheum Technology Initial Plan (the “PTIP”) included in the Letter Agreement. Under the PTIP, TradeZero agreed to assign a team of 8 developers and two project leads to create the MVP.

We anticipate that we will be operating a technical preview by the end of the third quarter 2018. A copy of the Letter Agreement with the PTIP is attached to as an exhibit to the Offering Statement.

Our Company

We were incorporated in Delaware in September 2017 for the purpose of creating the Prometheum Network, which we intend to be constructed within the framework of Federal and State securities laws through which (i) issuers desiring to issue Tokenized Securities will have access to investors desiring to purchase such securities, and (ii) investors owning Tokenized Securities may sell or trade such securities for other Tokenized Securities, virtual currencies or fiat currencies.

Our principal offices are located at 120 Wall Street, New York, New York 10005, and our phone number is (212) 514-8369. Our Internet address is www.prometheum.info.

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THE OFFERING

The following is a summary of the principal terms of this Offering, but is not intended to be complete.

Issuer	Prometheum, Inc., a Delaware corporation.
Securities offered	Warrants exchangeable for Ember Tokens, when and if issued.

Offering Amount	We are offering a minimum of $12,500,000 (the “Minimum Amount”) and a maximum of $50,000,000 of Warrants (the “Maximum Amount”) which shall be exchangeable for up to a maximum of 50,000,000 Ember Tokens.

Offering price	$1.00 per Warrant. The minimum amount that must be purchased by each investor is 1,000 Warrants.

Ember Token Exchange Period	Each Warrant may be exchanged for one Ember Token during the period commencing the later of (1) the date that is one year and one day following the issue date of the Warrant; and (2) the date the Genesis Block is issued; and ending on the five year anniversary of the issue date of the Warrant. See “Securities Being Offered” on page 31.

Commencement of the Offering	We expect to commence the sale of the Warrants within two days following the Qualification Date.

Termination of the Offering	This Offering will terminate on the earlier of (i) one year from the Qualification Date; (ii) the date on which the Maximum Amount is sold, or (iii) the date that the Offering is earlier terminated by us, in our sole discretion.

Escrow Account	All investor funds will be deposited in a non-interest-bearing escrow account (the “Escrow Account”) at [•], as escrow agent, for the benefit of the investors. If we do not sell at least the Minimum Amount by the Termination Date all funds will be promptly returned to investors without interest or deduction.

Closings	The Warrants will be issued in one or more closings (the “Closings”). We must receive and accept subscriptions for the Minimum Amount in order to hold the initial closing (the “Initial Closing”) and release investor funds on deposit in the Escrow Account to the Company. After the Initial Closing, the Offering will continue on a continuous basis and we may have one or more additional Closings until the earlier of the Termination Date or the receipt and acceptance of subscription funds equal to the Maximum Amount. If we have not held the Initial Closing prior to the Termination Date, we will instruct the Escrow Agent to return all funds to the investors without interest or deduction.

Investor Qualifications	The Warrants will be offered and sold solely to “Qualified Purchasers” (as defined in Rule 256 of Regulation A).
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Plan of Distribution

The Offering is being conducted by our officers and directors on a “best efforts, all-or-none” basis as to the Minimum Amount and a “best efforts” basis thereafter up to the Maximum Amount.

Our officers and directors will not receive any direct compensation for sales of our Warrants. However, we reserve the right to engage broker-dealers registered under Section 15 of the Exchange Act (“Selling Agents”), and who are FINRA members to participate in the offer and sale of the Warrants and to pay to such Selling Agents, if any, cash commissions of up to 8% of the gross proceeds from the sales of Warrants placed by such Selling Agents and agent warrants (“Agent Warrants”) which will be exercisable to purchase that number of Warrants equal to 10% of the Warrants placed by such Selling Agents. The Agent Warrants shall have an exercise price equal to 110% ($1.10) of the price of the Warrants sold to investors in this Offering and shall be exercisable commencing one year and one day after issuance. Our directors, officers, employees and affiliates (as defined in the Securities Act) may, but have no obligation to, purchase Warrants in the Offering and all such Warrants so purchased shall be counted toward the Maximum Amount.

We reserve the right to reject a subscription to purchase Warrants, in whole or in part in our sole discretion. If a subscription is so rejected, in whole or in part, we will direct the Escrow Agent to promptly return the funds submitted with such rejected subscription, or the rejected portion thereof, to the investor without interest thereon or deduction therefrom.

How to Subscribe	To subscribe for Warrants, complete and execute the Subscription Agreement accompanying this Offering Circular and deliver it to us before the Termination Date, together with full payment for all Warrants subscribed in accordance with the instructions provided in the Subscription Agreement. Once you subscribe, subject to acceptance by us, your subscription is irrevocable. We have the right, at any time prior to the issuance of the Warrants, to reject subscriptions in our sole discretion.

Reg D Offering:	We are conducting a private offering to accredited investors of up to 30,000,000 Warrants at a price of $0.50 per Warrant in reliance on Rule 506(c) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Warrants sold in the Reg D Offering have the same rights as those being sold in this Offering and shall be exchangeable to receive up to 30,000,000 Ember Tokens, which will be subject to restrictions on resale. As of the date of this Offering Circular, we placed approximately $2,500,000 of Warrants in the Reg D Offering.

Use of proceeds	We intend to use the net proceeds of this Offering for the development of the Prometheum Network including, retaining necessary personnel, the creation or acquisition of the Broker-Dealer/ATS, obtaining technology and/or licenses and launching the Ember Tokens. See “Use of Proceeds.”

Proposed U.S. Trading	We intend to file an application to have the Warrants quoted on the “OTCQB” at such time as determined by management after we hold the Initial Closing.

Risk factors	Investing in the Warrants involves a high degree of risk. See “Risk Factors, beginning on page 6. You should read the Risk Factors section of, and all of the other information set forth in, this Offering Circular to consider carefully before deciding to purchase any Warrants in this Offering.

Optional Conversion to Common Stock	We recognize that the concept of creating Ember Tokens and having them trade in a manner that complies with Federal and State securities laws depends in large part upon regulators enacting or revising rules and regulations that recognize Token Securities, such as Ember Tokens, as securities and allow and authorize trading of such securities. This could take a number of years or could never happen. Accordingly, the Ember Warrants have been prepared so that our management has the right to cause them to be exchangeable, no less than a year and a day after issuance, into shares of our Common Stock should management believe that the Ember Tokens may not be created in a timely manner or at all. See “Securities Being Offered.”
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RISK FACTORS

The investment described herein is highly speculative and involves a high degree of risk of loss of all or a material portion of an investor’s entire investment. Our proposed Prometheum Network is in the creation stage and the Ember Tokens which we propose to be the basis of such network have not been created and may never be created. Prospective investors should give careful consideration to the following risk factors in evaluating the merits and suitability of an investment in the Warrants. The risks and conflicts set forth below are not the only risks and conflicts involved in an investment in the Company. You should carefully consider the following risk factors as well as other information contained in this Offering Statement, this Offering Circular and the exhibits to the Offering Statement in which this Offering Circular has been filed with the SEC, before deciding to make an investment in the Company.

Risks Related to the Company’s Business

We were incorporated in September, 2017 for the purpose of developing the Prometheum Network and have a limited operating history upon which you can evaluate our prospects, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

We were incorporated under the laws of Delaware on September 18, 2017 and our operations to date have consisted of raising capital, planning and modeling our Prometheum Network, contracting the software creation to enable the Prometheum Network, develop relationships with potential service providers and preparing necessary documents and filings in order to implement the Prometheum Network as currently conceived. Accordingly, we have limited operating history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with a new enterprise. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the inception and development of a business operating in a relatively new, highly competitive, and developing industry. We anticipate that our operating expenses will increase for the near future. There can be no assurance that we will ever generate any operating activity or develop and operate the Prometheum Network. You should consider our limited history and our proposed business, operations and prospects in light of the risks, expenses and challenges faced by an early-stage company.

We may not receive necessary regulatory approvals to operate our Prometheum Network.

We believe that prior to launching our Ember Tokens and Prometheum Network, we will require regulatory approvals, and/or “no action” clearances, from the SEC and possibly State securities regulators. If we are unable to obtain these regulatory approvals or “no action” clearances, we may have to reconfigure our Prometheum Network or Ember Tokens so that they satisfy regulatory requirements. If we cannot obtain the necessary approvals, we may not be able to launch our Ember Tokens, in which case investors could lose all or most of their investments.

The issuance of the Genesis Block of Ember Tokens and the exchange of Warrants for Ember Tokens may never occur in which case holders of Warrants will receive Common Stock for their Warrants.

The proposed Genesis Block of Ember Tokens is contingent upon the successful creation and launch of the Prometheum Network, which is subject to a number of risks and uncertainties, including, but not limited to, the successful creation or acquisition of the Broker-Dealer/ATS and completion of necessary programming to enable a smart contract based securities issuance and trading system. Accordingly, the Prometheum Network may not ever launch as currently envisioned, or ever. If the Prometheum Network does not launch, then the Genesis Block of the Ember Tokens will not take place. If there is not a Genesis Block, our Board of Directors will have the discretion to convert all outstanding Warrants into that number of shares of Common Stock equal to 35% of our issued and outstanding Common Stock on a fully diluted basis following the conversion, assuming the sale of the Maximum Amount of Warrants. If less than the Maximum Amount of Warrants is sold, then the number of shares of Common Stock issuable upon conversion will be ratably reduced. The exchange of Warrants for our Common Stock is intended to be a fail safe in the event that regulatory or market conditions, in the discretion of the board of directors, renders the Genesis Block not practical. Accordingly, investors in this Offering should be aware of the risk that the Warrants they acquire may not be exchangeable to receive Ember Tokens but rather may be automatically converted into shares of our Common Stock in the discretion of our board of directors.

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We intend to use the proceeds of this Offering to develop the Prometheum Network and there is a risk that competitors may develop and launch alternative blockchain based securities networks prior to the completion and launch of the Prometheum Network.

Following the completion of this Offering there is a risk that competitors may develop and launch alternative blockchain based securities networks, offering functionality similar to what we are proposing, prior to the development and launch of the initial version of our Prometheum Network. These alternative networks may also be Ethereum code based networks based on the same open source code and open source protocol upon which we intend build our technology. The launch of any such networks could make it more difficult for our Prometheum Network to gain market acceptance if and when launched which could have a material adverse effect on our prospects and the prospects of the Prometheum Network.

Our proposed Prometheum Network and our Ember Tokens are in the development stage and are new untested concepts that may not achieve market acceptance.

Our concept of creating a blockchain based Tokenized Securities issuance and trading network based on our Prometheum Network and Ember Tokens is new and is currently in the planning stages. There can be no assurance that our proposed Prometheum Network will be operational, or if it does become operational, that it will achieve market acceptance. Investors acquiring Warrants will bear the risks of investing in a novel untested type of securities transaction that will trade exclusively on a novel type of trading platform and be subject to a number of unusual restrictions, as well as the risks of investing in our business. Any failure of the Prometheum Network, the Broker-Dealer/ATS or the Ember Tokens to perform as expected will have a material adverse effect on our prospects.

The crypto-securities market in which we intend to compete is subject to rapid innovation and change and there is a risk that changes or innovations in the crypto-securities market may occur while we are developing our Prometheum Network and Ember Tokens which could render our business model and developing technology obsolete.

Since its inception, the distributed ledger technology market in general and the crypto-securities market have been characterized by rapid changes and innovations and are constantly evolving. As a result, there is a risk that during the time that we are developing our Prometheum Network and Ember Tokens, there may occur changes or innovations which may render our proposed business model and technology obsolete. If we are not able to adapt to such changes or innovations, we may not be able to generate sufficient interest in our Prometheum Network or Ember Tokens, if any, which would have a material adverse effect on our prospects.

The proposed Prometheum Network and Ember Tokens may be vulnerable to hackers and cyber-attacks.

The proposed Prometheum Network and Ember Tokens are internet-based, which makes us vulnerable to hackers who may access the data of investors in this Offering, purchasers of Ember Tokens and users of the Prometheum Network. Further, any significant disruption in our operations, our Ember Tokens or the Prometheum Network could cause investors and potential users to lose trust and confidence in us and our business, which could result in our having to cease operations. In addition, we intend to rely on third-party technology providers to provide us with the various elements of our proposed Prometheum Network and technology. Any disruptions of services or cyber-attacks on our third party technology providers could harm our reputation and materially and negatively impact our prospects.

Cybersecurity breaches may delay implementation of our business plan and damage our reputation.

As the world becomes more interconnected through the use of the Internet and users rely more extensively on the Internet and the cloud for the transmission and storage of data, such information becomes more susceptible to incursion by hackers and other parties intent on stealing or destroying data on which we rely. We face an evolving landscape of cybersecurity threats in which hackers use a complex array of means to perpetrate cyber-attacks, including, but not limited to, the use of stolen access credentials, malware, ransomware, phishing, structured query language injection attacks, and distributed denial-of-service attacks, among other means. These cybersecurity incidents have increased in number and severity and it is expected that these trends will continue. Should our proposed Prometheum Network be affected by such an incident, we may incur substantial costs and suffer other negative consequences, which may include, but is not limited to:

•	remediation costs, such as liability for stolen assets or information;

•	increased cybersecurity protection costs;

•	litigation and legal risks, including regulatory actions by state and federal regulators; and

•	loss of reputation.

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Our proposed Prometheum Network systems and those of third-party service providers we may engage may be vulnerable to cybersecurity risks. If our security measures are breached and unauthorized access is obtained to our Prometheum Network and our electronic trading platform, our business could suffer a material adverse effect.

Our proposed Prometheum Network will involve the processing, storage and transmission of transactions and data. The secure storage and transmission of confidential information over public networks will be a critical element of our operations. Cyber- attacks on our systems could expose us to a risk of misappropriation of this information, leading to litigation, reputational harm and possible liability. Despite the defensive measures we may take, these threats may come from external factors such as governments, organized crime, hackers, and other third parties such as outsource or infrastructure-support providers and application developers, or may originate internally from an employee or service provider to whom we have granted access to our computer systems. If our security measures are breached as a result of third-party action, employee error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to our confidential information, our reputation could be damaged, our business would suffer and we could incur material liability. Any such breach could compromise our Prometheum Network. Because techniques used to obtain unauthorized access or to sabotage computer systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures.

We also face the risk of operational disruption, failure or capacity constraints of any of the third party service providers that facilitate our business activities, including clients, clearing agents and network or data providers. Such parties could also be the source of a cyber-attack on and/or breach of our operational systems, data or infrastructure.

There have been an increasing number of malicious cyber incidents in recent years in various industries, including ours. Any such cyber incident involving our computer systems and networks, or those of third parties important to our businesses, could have a material adverse effect on our business, financial condition and results of operations. A cyber-attack or security breach on our system or that of a third-party service provider could manifest in different ways and could lead to any number of harmful consequences, including but not limited to:

•	misappropriation of financial assets, intellectual property or sensitive information belonging to us, our clients or our third-party service providers;

•	corruption of data or causing operational disruption through computer viruses or phishing; and

•	denial of service attacks to prevent users from accessing our platform.

Our remediation costs and lost revenues could be significant if we fall victim to a cyber-attack. If an actual, threatened or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and could cause our broker-dealer and institutional investor clients to reduce or stop their use of our electronic trading platform. We may be required to expend significant resources to repair system damage, protect against the threat of future security breaches or to alleviate problems, including reputational harm, loss of clients and revenues and litigation, caused by any breaches. We may be found liable to our clients for any stolen financial assets or misappropriated confidential information. Although we intend to continue to implement industry-standard security measures, no assurance can be given that those measures will be sufficient.

Our business model is dependent on continued investment in and development of distributed ledger technologies.

Our business model is dependent on continued investment in and development of distributed ledger technologies. If as a result of regulatory changes, hackers, general market conditions or innovations, investments in distributed ledger technologies become less attractive to investors or innovators and developers, it could have a material adverse impact on our prospects and possibly our ability to continue our developmental operations. It is not possible to accurately predict the potential adverse impacts on us, if any, of current economic conditions on our prospects.

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We expect to face significant competition.

Through our proposed Prometheum Network and Ember Tokens, we hope to facilitate online capital formation through the issuance and trading of Tokenized Securities. Though we believe that that this is a novel concept, we believe that we will be in competition with a variety of competitors in the market as well as likely new entrants. Some of these new entrants could follow a regulatory model that is different from ours which might provide them with competitive advantages over us. New entrants could include those that may already have a foothold in the securities industry, including some established broker-dealers. Further, we may have to compete with a number of market participants, including, but not limited to, alternative trading systems, traditional venture capitalists, and crowdfunding platforms. Some competitors and future competitors may be better capitalized than us or have greater resources than us which could give them a significant advantage in marketing and operations.

In order for us to implement our plan of operation and to create the Prometheum Network, we must identify, recruit, retain and develop the necessary personnel who have the needed technological background and experience.

In order for us to implement our business plan, we need to identify and recruit highly qualified personnel with backgrounds in developing distributed ledger technology applications and who have skills required for developing and managing developmental stage businesses. We believe that we will face intense competition for personnel. If we are not able to identify and recruit the necessary personnel to implement our business and launch the Prometheum Network, we may not have a successful Genesis Block and investors may lose all or most of their investments.

We have not identified all the persons that we will need to engage to provide services and functions critical to the development of the Prometheum Network and no assurance can be given that we will be able to engage the necessary persons on acceptable terms, if at all.

The Prometheum Network is in its developmental stage and we have not identified all the persons that we will need to engage to provide services and functions critical to the development of the Prometheum Network. We cannot assure that we will be able to engage persons with the necessary expertise on terms acceptable to us if at all. Further, there can be no assurance given that if we are able to engage such service providers that they will be able to provide the services and functions meeting our specifications and requirements. If we fail to identify and engage such service providers, or if the providers fail to meet our specifications and requirements, it could have a material adverse effect on our ability to develop and launch the Prometheum Network and successfully conduct the Genesis Block of the Ember Tokens.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

Our success will depend to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use, or take appropriate steps to enforce our intellectual property rights. In addition, our competitors may now have or may in the future develop technologies that are as good as or better than our technology without violating our proprietary rights. Our failure to protect our software and other proprietary intellectual property rights or to utilize technologies that are as good as our competitors’ could put us at a disadvantage to our competitors.

We may not be able to obtain trademark protection for our marks, which could impede our efforts to build brand identity.

We intend to file trademark applications with the United States Patent and Trademark Office seeking registration of our marks. There can be no assurance that the applications will be filed and if filed, if they will be successful or that we will be able to secure significant protection for our trademarks in the United States or elsewhere. Our competitors or others could adopt product or service marks similar to our marks, or try to prevent us from using our marks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. Any claim by another party against us or customer confusion related to our trademark, or our failure to obtain trademark registration, could harm our business.

We may be accused of infringing intellectual property rights of third parties.

Other parties may claim that we infringe their intellectual property rights. In the future we may be subject to legal claims of alleged infringement of the intellectual property rights of third parties. The ready availability of damages, royalties, and the potential for injunctive relief has increased the defense litigation costs of patent infringement claims, especially those asserted by third parties whose sole or primary business is to assert such claims. Such claims, even if not meritorious, may result in significant expenditure of financial and managerial resources, and the payment of damages or settlement amounts. Additionally, we may become subject to injunctions prohibiting us from using software or business processes we currently use or may need to use in the future, or requiring us to obtain licenses from third parties when such licenses may not be available on financially feasible terms or terms acceptable to us or at all. In addition, we may not be able to obtain on favorable terms, or at all, licenses or other rights with respect to intellectual property we do not own.

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Risks Related to this Offering, the Warrants and the Ember Tokens

The Offering is being conducted on a “best efforts all-or-none” basis with respect to the Minimum Amount and on a “best efforts basis” for the remainder and we may not raise sufficient funds in this Offering for us to implement the creation and development of the Prometheum Network.

The Warrants are being offered by us on a “best efforts, all-or-none” basis for the Minimum Amount and on a “best efforts” basis for the remainder, meaning that there is no assurance that any or all of the Warrants will be sold. Because there is a Minimum Amount that must be sold to hold the Initial Closing, there is an increased risk to investors who participate in the Offering if less than the Maximum Amount is raised, since the remainder of the funds may not be forthcoming. We are relying upon the proceeds from this Offering, and the concurrent Reg D Offering, to fund our business plan for the next 12 to 24 months. If we sell less than the Maximum Amount, we will be required to seek additional funding, which may not be available. If we do not raise sufficient funds in this Offering, or if we are not able to obtain additional funding, we may be required to modify or suspend our business plan, which could result in investors losing all or most of their investments. See “Use of Proceeds.”

There is no public market for the Warrants or the securities underlying the Warrants and a public market may never develop.

Prior to this Offering, there has been no public market for the Warrants or the Ember Tokens (see “Securities Being Offered”). We cannot predict the extent to which a market for the Warrants or Ember Tokens will develop or be sustained after this Offering, or how the development of such a market might affect the market price of such securities. The initial offering price of the Warrants in this Offering was determined by our management based upon factors relating to the estimated pricing of the proposed Ember Tokens and is not in any way indicative of our actual value, the value of the Ember Tokens, if and when issued, following the completion of this Offering. Investors may not be able to resell their Warrants at or above the initial offering price, if at all.

The Ember Tokens are not expected to be created until at least 12 to 18 months after the date of this Offering Circular. The Ember Tokens may never be created, and if created, a public market for the Ember Tokens may never develop.

The Ember Tokens are not expected to be created until at least 12 to 18 months after the date of this Offering Circular, and, if they are created, a public market for the Ember Tokens may never develop. If the Ember Tokens are not created, the Warrants may have little or no value. Further, even if the Ember Tokens are created and launched, a public market for the Ember Tokens may never develop, which in turn would cause the Warrants to have little or no value. We cannot predict the extent to which an active market for any such securities will develop or be sustained after this Offering, or how the development of such a market might affect the market price of such securities.

We may not qualify for listing on the OTCQB, and therefore you may be unable to sell the Warrants.

We intend to file an application to have the Warrants quoted on the OTCQB at such time as determined by management after we hold the Initial Closing. No assurances can be given, however, that the application will be approved. OTCQB eligible securities include securities not listed on a registered national securities exchange in the U.S. and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act, and require that we be current in its periodic securities reporting obligations.

Among other matters, in order for our Warrants to become OTCQB eligible, a broker-dealer member of FINRA, must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this offering memorandum, a Form 211 has not been filed with FINRA by any broker-dealer. If for any reason our Warrants do not become eligible for quotation on the OTCQB or a public trading market does not develop, purchasers of our Warrants may have difficulty selling their Warrants should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTCQB, any quotation of our Warrants would be conducted in the “pink” sheets market. As a result, a purchaser of our Warrants may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their Warrants.

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There is no assurance that investors in this Offering will receive a return on their investment.

There is no assurance that investors will realize a return on their investments or that their entire investments will not be lost. For this reason, each investor should carefully read our Offering Statement, this Offering Circular and the exhibits to the Offering Statement in which this Offering Circular has been filed with the SEC, and should consult with their own attorney and business advisor prior to making any investment decision with respect to the Ember Tokens and the Warrants.

Our management will have broad discretion over the use of the net proceeds from this Offering.

Our management intends to use the net proceeds from this Offering to create and develop the Prometheum Network, to fund general operations, and for operating capital and reserves. Our management will have broad discretion in the application of the net proceeds and you will have to rely upon their judgment with respect to the use of the net proceeds. Our management may utilize the net proceeds in a manner in which you disagree. The failure by our management to apply these funds effectively could have a material adverse effect on our ability to launch our Prometheum Network and the Ember Tokens. See “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Once issued, secondary purchases and sales of Warrants may be limited by State Blue Sky laws, which may limit the formation of an active secondary market or prevent the formation of an active secondary market.

Since we do not currently intend to list the Warrants on a national securities exchange, we will be required to comply with the Blue Sky laws for each State in which secondary trading is to occur. The State Blue Sky filing process can be time consuming and there can be no assurance that we will be able to successfully obtain Blue Sky clearance in all the States where investors reside. Investors residing in States where we have not received Blue Sky clearance will have limited ability to resell their Warrants in or from those States.

Warrant holders that acquire yet to be issued Ember Tokens face the risk of unauthorized access to their Wallet Account and may lose access to their Ember Tokens if they lose their Wallet Account or Password.

Warrant holders that acquire yet to be issued Ember Tokens will be subject to the risk of unauthorized third parties gaining access to their Wallet Account through security breaches which could enable such third party to download the Wallet Account and potentially access the Wallet Account by deciphering or cracking the holder’s password. In such event the holder may lose access to any Ember Tokens held in the Wallet Account and lose their entire investment. Further, if a holder does not maintain an accurate record of the holder’s password and loses the password to the Wallet Account, the holder will lose access to the Ember Tokens held in the Wallet Account, and, as a result, lose his or her investment.

Blockchains, including those based on the Ethereum open source project code (as the Prometheum Network is intended to be), are vulnerable to a variety of mining and network attacks.

As with other distributed ledger technologies, we believe that the Prometheum Network is susceptible to mining attacks, including but not limited to double-spend attacks, majority mining power attacks, “selfish-mining” attacks, and race condition attacks. Any successful attacks present a risk to our blockchain, expected proper execution and sequencing of Ember transactions, and expected proper execution and sequencing of contract computations, which could have an adverse effect on the value of our Ember Tokens. Although we intend to limit the risk of mining attacks by creating an appropriate blockchain proof-of-work security algorithm, for example a unique implementation of a GHOST-like protocol, and possibly an implementation of hybrid proof-of-stake that could reduce the risk of mining attacks, there can be no assurance that such measures, if implemented, will successfully defend against known or novel mining attacks.

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Risks Related to the Broker-Dealer/ATS Platform

If we are able to effect the issue of the Genesis Block of Ember Tokens, we intend to have trading data for Ember Tokens written to the blockchain which may make it difficult, if not impossible to correct trading errors in the Ember Tokens.

Since transactions executed through the Broker-Dealer/ATS will be recorded to the applicable blockchain, it may be difficult or impossible to correct trading errors that might have been corrected prior to settlement under a typical T+3 system. Consequently, if we have a successful Genesis Block, persons acquiring Ember Tokens must accept the risk that correction of any trading errors may be impossible. The occurrence of any such trading error could have a material adverse effect on any affected holder of Ember Tokens and could reduce investor confidence in our network which would have a material adverse effect on our business.

If we are able to effect the issue of the Genesis Block of Ember Tokens, Ember Tokens sent to the incorrect wallet address may be difficult, if not impossible, to recover and may be permanently lost.

Ember Tokens sent to the wrong wallet address are unlikely to be recoverable and will likely be lost. It is unlikely Prometheum will have the ability to recover lost tokens, and investors in Ember Tokens must also accept the risk of permanently losing Ember Tokens sent to wrong wallet addresses. The occurrence of any such loss could have a material adverse effect on any affected holder of Ember Tokens and could reduce investor confidence in our network which would have a material adverse effect on our business.

Distributed ledger technology is relatively new and we believe that the application of distributed ledger technology to securities clearing and settlement is novel to our proposed Prometheum Network and, accordingly, we have limited experience operating such a securities platform.

We have limited experience applying distributed ledger technology to securities clearing and settlement. The creation and operation of a digital system for the public trading of Ember Token based securities utilizing a distributed ledger to enable members of the public to confirm that the blockchain underlying these securities has not been altered is subject to potential technical, legal and regulatory constraints. Any problems we, or the Broker-Dealer/ATS we intend to create or acquire, encounters with the operation of the Broker-Dealer/ATS platform, including technical, legal and regulatory problems, could have a material adverse effect on our business and plan of operations.

Certain of our officers and directors may have a conflict of interest.

Martin H. Kaplan, our Chief Executive Officer and one of our directors is the Managing Member of Gusrae Kaplan Nusbaum PLLC (“GKN”), our counsel. Aaron L. Kaplan, our Chief Operating Officer, Chief Financial Officer and a director, is Martin H. Kaplan’s son and is an attorney with GKN. Aaron L. Kaplan is the Managing Member of EquityArcade Services, LLC, a potential service provider and licensor of software to us. Jerry Schneider, one of our directors is also a director of Siebert Financial Corp., which has been represented in a number of matters, some of which are ongoing, by GKN. Accordingly, there may be multiple conflict of interests between us, GKN and our officers and directors.

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PLAN OF DISTRIBUTION

This is a Regulation A, Tier 2 offering which we will conduct on a “best efforts, all-or-none” basis with respect to the Minimum Amount and a “best efforts” basis with respect to the Maximum Amount.

The Warrants will be offered and sold solely to “Qualified Purchasers” (as defined in Rule 256 of Regulation A) by our officers and directors who will not receive any direct compensation for selling the Warrants. The minimum investment amount for investors is $1,000 (1,000 Warrants). We reserve the right to reject, in whole or in part, any subscriptions for Warrants made in this Offering, in our discretion.

All funds from investors will be kept in a non-interest bearing Escrow Account maintained by the Escrow Agent for the benefit of the investors in accordance with Rule 15c2-4 under the Exchange Act. All investor funds will be transmitted directly by wire or electronic funds transfer via ACH to the Escrow Account maintained by the Escrow Agent per the instructions in the subscription agreement. We must receive and accept subscriptions for the Minimum Amount in order to hold the Initial Closing. After the Initial Closing, if the Maximum Amount has not been sold, the Offering will continue and we will hold additional Closings until the Termination Date. If we have not completed the Initial Closing by the Termination Date, we will instruct the Escrow Agent to return all funds to the investors without interest, deduction or setoff.

We have agreed to pay the Escrow Agent a $[•] fee as compensation for acting as Escrow Agent.

Use of Selling Agents and Expenses

We may engage broker-dealers registered under Section 15 of the Exchange Act (“Selling Agents”), and who are FINRA members to participate in the offer and sale of the Warrants. Subject to the sale of the Minimum Amount, we will pay to such persons, if any, cash commissions of up to 8% of the gross proceeds from the sales of Warrants placed by such persons and agent warrants (“Agent Warrants”) to purchase that number of Warrants equal to 10% of the Warrants placed by such persons. The Agent Warrants shall have an exercise price equal to 110% ($1.10) of the price of the Warrants sold to investors in this Offering. Our directors, officers, employees and affiliates (as defined in the Securities Act) may, but have no obligation to, purchase Warrants in this Offering and all such Warrants so purchased shall be counted toward the Minimum and/or Maximum Amount.

We have not entered into selling agreements with any broker-dealers to date.

We will be responsible for and pay all expenses relating to this Offering, including, without limitation, (a) all filing fees and expenses relating to the qualification of this Offering with the SEC and the filing of the offering materials with FINRA, as applicable; (b) all fees and expenses relating to the application to list of our Warrants on the OTCQB; (c) all fees and expenses relating to the registration or qualification of the Warrants as required under State Blue Sky laws, including the fees of counsel selected by us; (d) the costs of all preparing and printing of the offering documents; (e) the costs of preparing, printing and delivering certificates representing Warrants; (f) fees and expenses of the transfer agent for the Warrants; and (g) the fees and expenses of our accountants and the fees and expenses of our legal counsel and other agents and representatives. We expect the total expenses to be paid by us will not exceed $500,000.

Offering Period

We expect to commence the sale of the Warrants within two days following the Qualification Date. This Offering will terminate on the Termination Date.

Offering Documents

This Offering Circular and the offering documents specific to this Offering will be available to prospective investors for viewing 24 hours per day, 7 days per week on our website at www.prometheum.info. Before committing to purchase Warrants, each potential investor must consent to receive the final Offering Circular and all other offering documents electronically. In order to purchase Warrants, a prospective investor must complete and electronically sign and deliver to us a Subscription Agreement, the form of which is an exhibit to the Offering Statement of which this Offering Circular is a part, and send payment to us as described in the Subscription Agreement. Prospective investors must answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act, which is described more fully below. This investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

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Prospective investors must read and rely on the information provided in this Offering Circular in connection with any decision to invest in the Warrants.

Limitations on Your Investment Amount

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and to non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A, which states:

“In a Tier 2 offering of securities that are not listed on a registered national securities exchange upon qualification, unless the purchaser is either an accredited investor (as defined in Rule 501 (§230.501)) or the aggregate purchase price to be paid by the purchaser for the securities (including the actual or maximum estimated conversion, exercise, or exchange price for any underlying securities that have been qualified) is no more than ten percent (10%) of the greater of such purchaser’s:

(1) Annual income or net worth if a natural person (with annual income and net worth for such natural person purchasers determined as provided in Rule 501 (§230.501)); or

(2) Revenue or net assets for such purchaser’s most recently completed fiscal year end if a non-natural person.”

For general information on investing, we encourage you to refer to www.investor.gov.

Application for Listing

We intend to file an application to have the Warrants quoted on the OTCQB at such time as determined by management after we have the Initial Closing.

If and when issued, we do not expect to apply to list the Ember Tokens for trading on any securities exchange or quoted on the automated quotation system of any national securities association. We believe that, when and if issued, the Ember Tokens will trade on the Prometheum Network’s Broker-Dealer/ATS.

You should be prepared to retain the Warrants and, if issued, the Ember Tokens indefinitely and should not expect to benefit from or rely on any price appreciation.

State Blue Sky Information

We intend to submit filings to qualify this Offering and sales to retail investors in various States as may be required under applicable State Blue Sky laws.

Following this Offering, we intend to comply with the ongoing reporting requirements of Regulation A and file annual reports on Form 1–K, semiannual reports on Form 1–SA, and current event reports on Form 1–U. We intend to submit filings to qualify the Warrants for secondary trading in such States as determined by our management.

If we fail to comply with State securities laws where our securities are sold, we may be subject to fines and other regulatory actions against us. We intend to take the steps necessary to help insure that offers and sales in this Offering are in compliance with State Blue Sky laws, provided, however, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we are not in compliance.

Foreign Restrictions on Purchase of Warrants

We have not taken any action to specifically offer the Warrants outside the United States or to permit the possession or distribution of this Offering Circular outside the United States. Our securities may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other offering material or advertisements in connection with the offer and sale of the Warrants be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons outside the United States who come into possession of this Offering Circular must inform themselves about and observe any restrictions relating to this Offering and the distribution of this Offering Circular in the relevant jurisdictions.

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USE OF PROCEEDS

We intend to use the net proceeds for the following purposes in the following order: (a) first towards the fees and expenses associated with qualification of this Offering under Regulation A, including legal, auditing, accounting, transfer agent, printing and other professional fees; (b) second towards the implementation of our business plan, including but not limited to, (i) development/creation of the Prometheum Network, (ii) creation/acquisition of the requisite brokerage licenses/entities, (iii) ongoing legal and regulatory interaction and relations (iv) community building/development and (v) a national marketing campaign, and (c) the balance towards operating capital and reserves. In the event that we sell less than the Maximum Amount, our first priority is to pay fees associated with the qualification of this Offering under Regulation A. No proceeds will be used to compensate or otherwise make payments to officers except for ordinary payments under employment, personnel sharing, consulting or retainer agreements. We reserve the right to use a portion of the proceeds to pay director fees.

Below is a table summarizing how we anticipate using the net proceeds of this Offering, assuming we engage Selling Agents and pay them commissions. As set forth in the table, if the Minimum Amount of Warrants offered hereby are purchased, we expect to receive net proceeds of approximately $11,000,000 after deducting estimated maximum Selling Agent commissions in the amount of $1,000,000 (8% of the Minimum Amount) and fees for qualification of Prometheum’s Offering under Regulation A and other ongoing costs ($500,000). If the Maximum Amount of Warrants offered hereunder are purchased, we expect to receive net proceeds from this Offering of approximately $45,500,000 after deducting estimated maximum Selling Agent commissions of $4,000,000 (8% of the Maximum Amount) and fees for qualification of Prometheum’s Offering under Regulation A and other ongoing costs ($500,000). However, we cannot guarantee that we will sell any or all of the Warrants being offered by us.

	If the Minimum Amount of Ember Warrants are Sold	If the Maximum Amount of Ember Warrants are Sold
Gross Proceeds	$12,500,000	$50,000,000
Commissions to Selling Agents(1)	$(1,000,000)	$(4,000,000)
Fees for Qualification of Offering under Regulation A and other related ongoing costs (includes legal, auditing, accounting, escrow agent, transfer agent, financial printer and other professional fees)(2)	$(500,000)	$(500,000)
Net Proceeds	$11,000,000	$45,500,000

Prometheum’s intended use of the net proceeds is as follows:
Network Creation/Development	$3,500,000	$4,500,000
Brokerage Licenses/Entities	$2,500,000	$2,500,000
Legal/Regulatory Matters	$1,000,000	$1,000,000
Promotion/Marketing	$1,000,000	$1,000,000
Formation and Capitalization of Clearing Firm	$—	$25,000,000
Working Capital and General Corporate Purposes	$3,000,000	$11,500,000
Total Use of Net Proceeds	$11,000,000	$45,500,000

(1)	Any unpaid funds will be added to Working Capital and General Corporate Purposes
(2)	Includes approximately $200,000 of offering expenses

We believe that if we sell the Maximum Amount of Warrants in this Offering, the net proceeds together with our current resources will allow us to operate for at least the next 24 months.

We also reserve the right to change the use of the proceeds if our business plans change in response to market, financing and/or regulatory conditions. Accordingly, our management will have significant flexibility in allocating the net proceeds of this Offering.

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DESCRIPTION OF BUSINESS

Our Company

We were incorporated in Delaware in September 2017 for the purpose of creating the Prometheum Network, which we intend to be constructed within the framework of Federal and State securities laws through which (i) issuers desiring to issue blockchain based Tokenized Securities will have access to investors desiring to purchase such securities and (ii) investors owning blockchain based Tokenized Securities may sell or trade such Tokenized Securities for other blockchain based Tokenized Securities, virtual currencies or fiat currencies.

Our wholly owned subsidiary, Prometheum Financial Services, Inc., is a recently formed New York corporation which is intended to become if and when registered the Company’s wholly owned broker-dealer.

Our principal offices are located at 120 Wall Street, New York, New York 10005, and our phone number is (212) 514-8369. Our Internet address is www.prometheum.info. You may obtain copies of our SEC filings through our website free of charge.

Overview

Our founders believe that Tokenized Securities are in most cases securities and as such their issuance and trading are subject to Federal and State securities laws.

On July 25, 2017, the SEC issued an investigative report that found that tokens offered and sold by a virtual organization known as The DAO were securities and therefore subject to the Federal Securities Laws. The SEC’s report confirmed that issuers of distributed ledger or blockchain technology-based securities, referred to as Initial Coin Offerings or ICO’s, must register public distributions, offers and sales of such securities under the Federal Securities Laws unless a valid exemption to registration applies. The report also stated that those participating in unregistered offerings may also be liable for violations of the securities laws, unless they are exempt, and that securities exchanges providing for trading in Tokenized Securities must register.

Our business plan consists of two phases. The first phase will be to develop and launch a blockchain technology-based differentiated platform designed to address the regulatory, legal, and liquidity challenges faced by others in the Tokenized Securities market, which we refer to as the “Prometheum Network,” that will allow issuers seeking to raise capital through the creation and distribution of Tokenized Securities to conduct their ICO’s in a securities law compliant way. In the second phase, we intend to create the infrastructure necessary to allow for after-market trading and processing of Tokenized Securities.

The contemplated Prometheum Network vision consists of the following:

•	A broker-dealer alternative trading system (the “Broker-Dealer/ATS”), which will be either created or purchased by the Company, which will function as an alternative trading system for compliant purchasing, trading, clearing and processing of Tokenized Securities through our “Securities Smart Contract Network.” (check why quoting, in bold in next bullet and check why capitalized because makes it seem like its actual something)

•	A Securities Smart Contract Network which we anticipate will include procedures and algorithms for (i) crypto-securities account formation (which will include AML and know your customer protocols), (ii) crypto-securities issuances, or ICO’s, (iii) distribution of crypto-securities, (iv) secondary trading, and (v) clearing and settlement of transactions.

•	Ember Token miners/validators.

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•	Prometheum Labs, which is intended to be responsible for coordinating with service providers including third party broker dealers, exchanges, ATSs, Registered Investment Advisors, development communities, investment banks, merchant banks, hedge funds, and other compliant service providers. We intend that Prometheum Labs will develop and control all application programming interfaces (“APIs”) into our issuance and trading platforms, allowing for direct access to a global community of investors, benefiting network members and holders of Ember Tokens. We anticipate Prometheum Labs will also assist by designing protocols associated with mining behaviors of our first party and third party partners, to reward network participants who both contribute to and/or use our applications.

Our Board of Directors will be responsible for maintaining the equilibrium of the Prometheum Network.

Timing

Proceeds from this Offering, and from a concurrent Regulation D, Rule 506(c) offering (the “Reg D Offering”) that we are conducting, will be used to fund the creation, development, testing and completion of all of the elements of the Prometheum Network. As of the date of this Offering Circular, we have sold approximately $2,500,000 of Warrants in our Reg D Offering. We expect that the development process will take 12 to 18 months. During that time we intend to finalize procedures for processing, mining and/or validation of Ember Tokens, which are intended to be the basis of the Prometheum Network and through which issuers will create their Tokenized Securities.

We expect that at least until the date that the Offering Statement, of which this Offering Circular is a part, is qualified, our efforts will be focused upon raising funds in the Regulation D offering, initial development efforts and qualification of the Offering Statement of which this Offering Circular is a part. Thereafter, during the one year period, if and assuming the Offering Statement is qualified, we expect to conduct this Regulation A Offering and to continue developing the Prometheum Network, hiring personnel and developing Prometheum’s blockchain. 12 to 18 months thereafter, we hope to launch the Prometheum Network and to issue the Genesis Block of 111,250,000 Ember Tokens. After the Genesis Block, Warrant holders may exchange their Warrants for Ember Tokens.

During the ensuing one year period from [•] 2018 to [•] 2019, assuming the Offering Statement is qualified, we expect to conduct this Regulation A Offering and to continue developing the Prometheum Network, hiring personnel and developing the Ember Token blockchain. If our initial development efforts are successful, we hope to commence testing and completion of the elements of the Prometheum Network.

Thereafter, in or around the first half of 2019, we hope to launch the Prometheum Network and to exchange the outstanding Warrants for Ember Tokens and initiate the Ember Token activities.

Technology and Software Development

We entered into a letter agreement and (the “Letter Agreement”), dated January 29, 2018 with TradeZero, Inc. (“TradeZero”) and Dan Pipitone, TradeZero’s CEO, pursuant to which we engaged TradeZero to create and implement the technology and software necessary to create and empower the Prometheum Network. Pursuant to the terms of the Letter Agreement, TradeZero agreed to deliver to us a minimal viable product (“MPV”) no later than June 15, 2018 in exchange for five percent (5%) of the equity in the Company and a cash payment of one hundred fifty thousand dollars ($150,000) payable in four installments. We have made three payments in the aggregate amount of $100,000 and the final payment of $50,000 will be due upon delivery of the MPV. In addition, the founders agreed to transfer ten percent (10%) of the warrants exchangeable for Ember Tokens issued to them as founders to TradeZero.

The services to be provided by TradeZero are described in the Prometheum Technology Initial Plan (the “PTIP”) included in the Letter Agreement. Under the PTIP, TradeZero agreed to assign a team of 8 developers and two project leads to create the MVP.

We anticipate that we will be operating a technical preview by the end of the third quarter 2018. A copy of the Letter Agreement with the PTIP is attached to as an exhibit to the Offering Statement.

Prometheum Network Overview

As currently envisioned, the Prometheum Network will provide a structure for a compliant means of creating, issuing, purchasing, trading and processing Tokenized Securities. The proposed Prometheum Network will consist of participants in a distributed ledger technology based securities network where activities are intended to be governed by smart contracts written to a blockchain and processed by miners/validators.

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Through the Prometheum Network, issuers will have the ability to conduct offerings of Tokenized Securities, what we refer to as “ICO’s” and to issue their Tokenized Securities as a separate token on top of Prometheum’s blockchain through the Broker-Dealer/ATS. We expect that Tokenized Securities will be traded over a blockchain and held in virtual accounts which we refer to as “Wallet Accounts”. We expect that trades will be written to the blockchain and transaction costs will be paid by both sides of the transaction with bits of Ember Tokens and/or fiat currency. We intend to set up the Broker-Dealer/ATS to provide issuers with the ability to conduct their Issuer Token offerings either pursuant to Regulation A+, Regulation D (or a combination thereof), or in an offering registered under the Securities Act.

See the Prometheum, Inc. White Paper attached hereto as Exhibit A.

Below is a schematic diagram describing our proposed Prometheum Network.

Broker-Dealer/ATS

We have formed a wholly owned subsidiary, Prometheum Financial Services, Inc., a New York corporation. We also may create or acquire an additional registered broker-dealer to provide traditional brokerage processes which will be open to anyone who wishes to use the Prometheum Network if they meet Company standards. This broker-dealer will hold and/or introduce those who open accounts for the purchase and sale of Ember Tokens or other Tokenized Securities and facilitate other broker-dealers who introduce their customers to engage in secondary transactions of our Ember Tokens or other Tokenized Securities through the Broker-Dealer/ATS.

The Broker-Dealer/ATS, is intended to provide (i) account creation services, for issuers and investors, (ii) a platform through which issuers can raise capital through the issuance of Tokenized Securities, (iii) distribution services, (iv) a platform for secondary market trading of Tokenized Securities, and (v) clearing and settlement services for transactions in Tokenized Securities.

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We also intend to develop software that will allow qualified third party broker dealers to tie into the Broker-Dealer/ATS and offer their clients access to Tokenized Securities investments, which we believe will result in more participants being introduced into the Prometheum Network, thus increasing interest in primary issuances, and secondary market activity theoretically, affecting the value of the underlying Ember Tokens.

The Broker-Dealer/ATS is intended to provide the following functions and services to participants using the Prometheum Network.

Opening of Tokenized Securities Wallet/Account Creation

It is intended that participants wishing to access the Prometheum Network to invest in Tokenized Securities will be required to establish an account and create a Tokenized Securities Wallet Account. Each Wallet Account is intended to create a smart contract through which Prometheum intends to accomplish certain compliance functions, including KYC compliance and AML compliance. Further, it intends other traditional brokerage back-office functions to be performed through smart contracts. Account permissions written to a particular participant’s Wallet Account are intended to create a smart contract tailored to that participant’s permissions. For example, if an investor qualifies as an accredited investor residing in the State of New York, that information will be written to the blockchain and as a result, such investor will not be subject to investment limits and will be limited to investing in offerings qualified in New York State.

We anticipate that the costs associated with the creation and management of participant Wallet Accounts will be paid for with Ember Tokens and written to our blockchain. More user accounts and related activity on the network requires more data to be written to Prometheum’s blockchain and, if functioning as contemplated, should increase the value of the underlying Ember Tokens.

Creation and Issuance of Tokenized Securities through the Prometheum Network

Issuers seeking to raise capital through an ICO will be required to establish accounts and set up a Wallet Account. We intend to set up the Prometheum Network so that issuers seeking to raise capital through an ICO will create their Tokenized Securities using the Ember Token. We believe that the blockchain activity associated with creation and successful issuance of Tokenized Securities through the Prometheum Network, will increase the value of our underlying Ember Tokens, and will generate blockchain transaction processing fees, which it believes will attract miners/validators to our Prometheum Network. Further, Prometheum believes that the issuance of Tokenized Securities on its Prometheum Network will attract broker-dealers, new users and miners/validators which Prometheum believes could result in an increase in the size of the Prometheum Network, which, should increase the value of Ember Tokens. Broker-dealers will be able to tie into the Prometheum Network through our Broker-Dealer/ATS and will be able to offer Tokenized Securities to their respective clients which will thereafter be sold or purchased through our Broker-Dealer/ATS

Distribution

All rights, payments, terms governing distribution of Tokenized Securities based upon Prometheum’s Ember Tokens are intended to be governed by smart contracts written to Prometheum’s blockchain. The introduction of third party service providers (broker dealers, investment banks, marketers, etc.) whose services are paid for, or partially paid for with our Ember Tokens is anticipated will increase the number of participants using the Prometheum Network and the data written to the blockchain which we believe will increase activity on the Prometheum Network and the value of Ember Tokens.

Secondary Market

Prometheum’s Broker-Dealer/ATS is intended to create a marketplace for secondary market trading of Issuer Tokens and other qualifying ICOs. Furthermore, we intend for third party issuers that have compliantly issued an ICO on another blockchain to be able to list their tokens on our Broker-Dealer/ATS through smart contracts on the third party blockchain that will be integrated into Prometheum’s back end. All crypto-securities tokens are intended to be traded over a blockchain and held in virtual wallets. All trades on the Prometheum Network are intended to be validated and written to Prometheum’s blockchain and transaction costs are intended to be paid by both sides of the transaction with bits of Ember Tokens and/or as Fiat currencies. Prometheum believes that secondary market trading of Ember-based Issuer Tokens as well as the introduction of third party service providers (BDs, investment banks, etc.) will significantly increase network activity on its underlying blockchain, thus creating a flourishing ecosystem for all securities related ICO activities on the Prometheum Network.

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Third party BDs will be enabled to tie into the ATS via our ATS platform and be able to offer their respective clients through their existing brokerage accounts access to secondary market trading of Issuer Tokens and other qualifying ICOs. Some of these third parties are anticipated to share in token and/or Fiat currency earnings.

Clearing & Settling

Processing of secondary market trades of Tokenized Securities through the Prometheum Network will be conducted by our Broker-Dealer/ATS capable of introducing its business so that clearing and custodial services, including segregating customer funds and crypto-securities, will be in compliance with SEC Rule 15c3-3, what Prometheum refers to as a (“Digital Clearing Firm”). Following the closing of this Offering, Prometheum intends to either pursue the acquisition of a Digital Clearing Firm or form a Digital Clearing Firm or to enter into a clearing agreement with a Digital Clearing Firm. In addition, Prometheum has submitted to the SEC a “No Action Request” with respect to the treatment of custody and segregation of customer Tokenized Securities pursuant to Exchange Act Rule 15c3-3 (the “Customer Protection Rule”). All transactions in Tokenized Securities occurring at the Broker-Dealer/ATS will be introduced to the Digital Clearing Firm on a fully disclosed basis. A record of all transactions and activity conducted on the Broker-Dealer/ATS will be written to the blockchain to ensure compliant record keeping and processing. The clearing of Ember Tokens through the Prometheum Network’s ecosystem will allow for same day settlement as the trades effectuated on Prometheum’s ATS will settle through Prometheum’s clearing facility which will only allow accounts to trade on the Prometheum ATS who have an account with Prometheum’s Digital Clearing Firm. Further, Prometheum believes that as transactions are written to the blockchain, activity on the Prometheum Network will increase, which in turn should increase the use and value of Ember Tokens.

The Ember Tokens

Overview

We intend to create our Ember Tokens to function as the fungible value source for the Prometheum Network. We believe, of which no assurance can be given, that the operation of the Prometheum Network will function as the value driver of the Ember Tokens (or derivative securities exchangeable for Ember Tokens) by creating supply and demand avenues as set forth in the following schematic:

We believe that the value of an Ember Token will primarily be a function of supply and demand.

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Supply of Ember Tokens

Initially, the supply of Ember Tokens available to the Prometheum Network will be determined by the Genesis Block and the initial exchange of Ember Tokens for outstanding Warrants and thereafter, through mining/validation, rewards and attrition, additional issuances to Prometheum Labs and contributors/advisors, and Ember Token supply policies designed to control deflationary pressure and maintain stable intrinsic Ember Token value.

The Ember Token Genesis Block

We intend to conduct the issuance of the Genesis Block contemporaneously with the launch of the Prometheum Network. The Genesis Block of 111,250,000 Ember Tokens will be allocated among Warrant holders that acquired Warrants in this Offering and the Reg D Offering and to various service and funding providers involved with the start-up of Prometheum, Inc and the preparation of offering documents. Assuming the Maximum Amount of Warrants is sold in this Offering, and in the Reg D Offering, we expect the Genesis Block to be allocated as follows:

•	80,000,000 Ember Tokens (representing approximately 72% of the Genesis Block) will be allocated for exchange of Warrants issued in this Offering and the Reg D Offering. We expect the exchange of Warrants for Ember Tokens will be conducted pursuant to Section 3(a)(9) of the Securities Act, or other applicable exemption.

•	17,000,000 Ember Tokens (representing approximately 15% of the Genesis Block) will be allocated for exchange of Founders’ Warrants issued to founders/promoters, which we refer to as “Founders” who were responsible for the creation of Prometheum, Inc., preparing the business plan, conducting this Offering and the Reg D Offering and funding certain start-up costs.

•	2,000,000 Ember Tokens (representing approximately 2% of the Genesis Block) will be allocated for exchange of Seed Warrants issued to Martin H. Kaplan, our CEO, for his initial contribution.

•	4,250,000 Ember Tokens (representing approximately 4% of the Genesis Block) will be reserved for contributors.

•	8,000,000 Ember Tokens (representing approximately 7% of the Genesis Block) will be allocated for exchange for Warrants issued to selling agents upon exercise of Agent Warrants that participated in this Offering and the Reg D Offering, assuming the sale of the Maximum Amount and the exercise of all Agent Warrants.

In the event that the total amount of Warrants offered in this Offering and the Reg D Offering are not sold or if selling agents are not engaged, or contributors/advisors not rewarded, then we intend to conduct additional offerings of Warrants exchangeable for Ember Tokens so that the Genesis Block of 111,250,000 Ember Tokens will be issued and outstanding.

Restrictions on Ember Tokens issued to Founders

All Ember Tokens allocated to Founders will contain vesting provisions with an anticipated minimum of 2 years to a maximum of 5 years to be determined by the Board of Directors.

Future Ember Token Supply

Following the launch of the Prometheum Network and the issuance of the Genesis Block, the supply will generally be increased through mining and validation, additional issuances to Prometheum Labs and contributors/advisors, and through other Prometheum Network activity such as issuance of other Tokenized Securities for which Ember Tokens may be derivative securities, Dapps, and other utility functions. We expect that supply may be decreased through holders losing Ember Tokens, or Wallet Accounts and other forms of attrition.

Ember Issuance Policy

In order to maintain the stability of the value of Ember Tokens, we will seek to implement policies and procedures so that new Ember Tokens will be created on a constant linear rate while utilizing throttling mechanisms to maintain the rate of block mining. By targeting a fixed issuance rate, we believe that we will be able to control or mitigate value loss due to Ember Token oversupply. Over time, we believe that the rate of growth of the overall supply of Ember Tokens on a percentage basis will diminish with an asymptotic relationship to zero growth.

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Following the Genesis Block, we intend to release a fixed number of Ember Tokens, equal to 50% of the Genesis Block or 55,625,000 Ember Tokens, on an annual basis. We intend that these Ember Tokens will be released through the efforts of miners and by us as rewards and as compensation to service providers. We believe that limiting the number of new Ember Tokens to a fixed annual amount may result an increase in market value and demand for our Ember Tokens and in the creation of a robust market for Ember Tokens. By year 16 after the Genesis Block, Prometheum expects to have 1 billion tokens in circulation. This number could be greater or less depending on certain mining activities, network engagement and new token issuances.

As the number of Ember Tokens in circulation goes up annually, since the number of Ember Tokens to be released will remain constant, the absolute percentage of newly released Ember Tokens annually will go down.  For example, in year 2 following the Genesis Block, the 55,625,000 Ember Tokens released are anticipated to equal 33% of the total outstanding circulation of 166,875,000 Ember Tokens.

Of the 55,625,000 annual issuance of additional Ember Tokens, it is anticipated that 79.73% (44,343,750 Ember Tokens) will be issued to miners/validators, Prometheum Labs will be rewarded approximately 15.3% (44,343,750 Ember Tokens), and 5% (2,781,250 Ember Tokens) will be issued to contributors/advisors.

All post Genesis Block issuances will be subject to and conditioned on satisfaction of relevant Federal Securities Laws. See the Prometheum, Inc. White Paper attached hereto as Exhibit A.

The chart below illustrates our projected token growth target over time:

Ember Token Supply Mechanisms

We believe that the two primary drivers behind the creation of additional Ember Tokens will be (a) the difficulty of mining / token discovery and related percentage issuances of additional Ember Tokens to Prometheum Labs and/or contributors/advisors and (b) the rewards for mining Ember Tokens. Following the issuance of the Genesis Block we intend to monitor the supply and demand for Ember Tokens and will seek to control the rate of increase of the supply of Ember Tokens by increasing or decreasing mining difficulty and increasing or decreasing mining rewards.

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Demand for Ember Tokens

We believe that demand for Ember Tokens will be influenced by many factors, some of which are know and some unknown. We believe that the following factors will be the primary factors that will effect demand for Ember Tokens:

1.	Legal and regulatory environment – The market for cryptocurrencies and crypto-securities has experienced very rapid growth in the past 2 years. Additionally, there have been some well-publicized hacks and scams. This has prompted some foreign governments to limit access to currencies and ICO’s to their citizens. Domestically, it is widely expected that regulatory bodies will increase their governance of ICO’s. The Prometheum Network is designed from the ground up to be a Federal Securities Laws compliant network thereby providing considerable value and differentiation to Prometheum’s Ember tokens.

2.	Secondary market – Liquidity for tokens on a secondary market will be a factor in the Ember Token’s value. We intend to create a compliant secondary trading alternative trading system, the Broker-Dealer/ATS, as well as accessing a clearing and settling infrastructure, the Digital Clearing Firm. The infrastructure will create a safe and compliant environment for secondary trading adding significant liquidity, value, and differentiation.

3.	Prometheum Network Utilization – The Ethereum Network was designed to accommodate smart contract – based tokens making it an ideal starting point for ICO’s. Ethereum’s built in Ether currency is typically used as the crypto currency to purchase the ICO tokens on the Ethereum Network leading to increased demand and holdings of Ether. By observing the following 2 charts, which plot Ether token prices along with both cumulative number and value of ICO’s on the Ethereum platform as of July, 2017, it is clear that Ether’s rapid value increase coincided with the increased usage of the platform for ICO’s1. The Ethereum platform is currently the largest venue for ICO’s, with over 400 ICO’s worth a total market capitalization of over $25 billion at the time of the writing of this overview[2]. While the Ethereum Network does an adequate job of facilitating ICO’s, the ICO’s to date have been extra-judicial and are traded in an unregulated exchange environment. Prometheum intends to address many of the legal and regulatory issues associated with Ethereum, putting it in a competitive position to better address the future market for Tokenized Securities.

4.	Public perception of safety and viability – ICOs, blockchain technology and cryptocurrencies have gotten increased coverage in the mainstream media and has caught the attention of mainstream investors. As the public awareness and perception of Tokenized Securities increases, it will be critical to provide a regulated and safe environment to provide the confidence to increase mainstream participation in the market. The Prometheum Network is intended to be designed to provide the regulatory compliant environment that addresses the safety and viability concerns of investors.

1 Various: https://www.coindesk.com/ico-tracker/, https://www.coindesk.com/ethereum-price/, https://www.cryptocompare.com/ico/#/completed?f2=ETH%20(ERC20)

2 https://coinmarketcap.com/tokens/views/all/

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5.	Prometheum’s Federal Securities Law compliant groundwork – We believe that the proposed operation of the Prometheum Network will have the effect of generating demand for Ember Tokens by utilizing Ember Tokens as the basis for various functions as follows:

•	Initial Coin Offerings - Issuers conducting ICO’s through the Prometheum Network will create their Tokenized Securities using our Ember Token. As the number of ICO’s of Tokenized Securities increases, demand for Ember Tokens should increase as well.

•	Payments to Service Providers - Providers of third party services to issuers participating in ICO’s may be compensated using Ember Tokens.

•	DAPPS - Decentralized applications (“DAPPS”) will be able to attach to Prometheum’s blockchain. We believe that DAPPS for related securities processes (e.g. ETF) will be developed, which should increase the demand for Ember Tokens and the value of Ember Tokens.

•	Revenue Sharing Securities - It is anticipated that issuers seeking to conduct ICO’s through the Prometheum Network’s platform will be given the opportunity to issue Tokenized Securities that provide investors with the ability to participate in revenues distributed through intended revenue sharing smart contracts pursuant to which issuers will agree to pay the revenue sharing amount periodically due to investors by buying and distributing allocably that number of Ember Tokens having a market value equal to the revenue sharing amount due directly into the revenue sharing holder’s Wallet Account or to another location identified by the investor.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operations

We were incorporated in September 2017 and since that date our operations have consisted solely of raising capital, planning and development of the proposed Prometheum Network. We have received no revenues from operations since our inception.

As of May 1, 2018, we have raised approximately $2,500,000 in our Reg D Offering. In addition, our CEO and director, Martin H. Kaplan contributed $10,000 in cash to us and has advanced all costs incurred by us in connection with our formation, development, legal services and support therefore. Similarly, Mr. Kaplan provided office facilities and support therefore without cost to us. Assuming the successful completion of our capital formation efforts, we intend to pay fair market prices for such services and facilities.

Following the qualification of this Offering, assuming we sell at least the Minimum Amount, our plan is to utilize the net proceeds of this Offering to acquire and/or create the various components of the Prometheum Network, including the Broker-Dealer/ATS and to continue developing the Prometheum Network. We believe that the proceeds from this Offering and our Reg D Offering will be sufficient to fund our developmental operations for a period of 24 months.

Liquidity and Capital Resources

To date, we have generated negative cash flows from operating activities.

Our future expenditures and capital requirements will depend on numerous factors, including, but not limited to: the success of this Offering, the progress of our research and development efforts and the rate at which we can get the Prometheum Network up and running.

Our business does not presently generate any cash. We believe that if we raise the Maximum Amount in this Offering, we will have sufficient capital to finance our operations for the next 24 months, however, if we do not sell the Maximum Amount or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that after such 24 month period, we may be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office(1)	Approximate hours per week for part-time employees
Executive Officers:
Martin H. Kaplan	Chief Executive Officer, Director	67	September 2017	20
Aaron L. Kaplan	Chief Operating Officer, Chief Financial Officer, Director	34	September 2017	40
Directors:
Jerry Schneider	Director	72	October 2017
Jeff Dyment(2)	Director		February 2018

(1) Our directors each serve until the next annual meeting of our shareholders.

(2) We entered into an agreement with Mr. Dyment dated as of February 20, 2018 (the “Dyment Agreement”) pursuant to which Mr. Dyment agreed to serve as a member of our board of directors. Under the terms of the Dyment Agreement, we agreed to sell Mr. Dyment 5% of our Common Stock at a price per share equal to its par value. In addition, our founder agreed to transfer 5% of his Ember Tokens, when and if issued to Mr. Dyment. The Dyment Agreement also provides that Mr. Dyment will be permitted to purchase an additional 5% of our Common Stock at par value and to receive an additional 5% of the founder’s Ember Tokens, when and if issued, once we achieve total proceeds from sales of our securities equal to $10 million.

Martin H. Kaplan

Martin H. Kaplan (“Marty”) is the Managing Partner of Gusrae Kaplan Nusbaum, a firm he co-founded in 1975, and is recognized as one of the premier securities attorneys in the United States. Marty brings nearly four decades of experience litigating highly sophisticated securities matters before federal and state courts, and regulatory bodies. Much of Marty’s practice involves investigations and complex enforcement proceedings before the United States Attorney’s Office, SEC, CFTC, various exchanges and FINRA offices with which he has an established reputation and substantial and regular contact. As a veteran securities litigator with an enviable track record, Marty represents a broad range of participants in the financial services industry in regulatory and enforcement matters, internal and law enforcement investigations, negotiating complex settlements with FINRA and the SEC. In addition to his work on behalf of major financial institutions and their officers and directors, Marty has particular expertise representing broker-dealers in sophisticated matters and counts among his longstanding clients many of the industry’s significant participants. Leveraging his intimate knowledge of the brokerage industry, Marty has acted as an independent compliance consultant approved by FINRA and the State of Connecticut to review and revise procedures at broker-dealers, to review trading and account activities, and to verify compliance with the securities laws, FINRA regulations and industry practices. Marty earned his law degree from New York Law School and his BA from the City College of New York. In addition to his many accolades, Marty has been peer-rated, as determined by the prestigious Martindale-Hubbell directory, as AV Preeminent, the highest rating given, for over thirty years.

Aaron Kaplan

Aaron L. Kaplan (“Aaron”) is an attorney at Gusrae Kaplan Nusbaum, where he has focused his practice on the applications of distributed ledger technology in the securities industry, and the related regulatory issues. Since 2016, Aaron has served as the Managing Member of EquityArcade Services LLC, a technology provider focused on online capital formation solutions. Prior thereto, he served as Managing Member of EquityArcade LLC, a Title III equity crowdfunding platform. In 2015, Aaron was a co-founder of Deckbound LLC, a blockchain video gaming and digital asset technology company. From 2007-2008 Aaron was an associated person with StockCross Financial Services, Inc., a broker-dealer, where he held Series 7, 63, 55, 4, 24, 27 and 53 securities licenses. Aaron received a BA from the University of Wisconsin and a JD degree from Thomas Jefferson School of Law. Aaron is a member of the New York State Bar.

Jerry Schneider

Jerry Schneider (“Jerry”) is a certified public accountant and has over 40 years of relevant accounting experience. Jerry is licensed to practice public accounting in New York and Florida and is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Florida Society of Certified Public Accountants. Jerry was the Managing Partner of Schneider & Associates LLP, a CPA firm with approximately 20 professional staff and was the driving force in that firm’s growth and development until it merged with Marks Paneth LLP in 2008. From January 2011 to November 2017, Jerry was a Partner, Partner Emeritus and Senior Consultant at Marks Paneth LLP. Mr. Schneider has now retired from Marks Paneth LLP. Mr. Schneider’s practice was concentrated in the areas of business planning, high net worth individuals, manufacturing, retailing, securities broker-dealers, the hospitality industry and private educational institutions. Mr. Schneider is a board member and is Chairman of the Audit Committee for Siebert Financial Corp., a NASDAQ listed discount brokerage Company which pioneered discount brokerage approximately fifty years ago.

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Jeff Dyment

Jeff Dyment (“Jeff”) comes to Prometheum from a successful career in investment banking, fin-tech and technology. He is presently the Head of Strategic Marketing for Investec Asset Management, a $150 billion asset management firm.  Prior to Investec, he was CEO and lead data architect for LeedMee, a predictive algorithmic matching service between homeowners and real estate agents throughout the country. Prior to LeedMee, Jeff was founder and CEO of the country’s largest online social fitness marketplace, where he led the development and all activities for the $100 million valued company, growing it from business plan through sale. Jeff’s first fin-tech startup was Vencast, that he founded and ran as CEO, was the world’s first online registered broker dealer distributing hedge funds, venture funds and private equity funds to institutional investors world-wide which was sold to Instinet. He also ran and was the CIO for a $500 million family office for seven years, The Drax Group, before becoming CEO of Private Equity for the largest multi-family office in the US, Genspring. He earned his MBA from the Kellogg School of Management, graduating with honors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Martin H. Kaplan	Chief Executive Officer, Director	$0	$0	$0
Aaron L. Kaplan	Chief Operating Officer, Director	$0	$0	$0
Jerry Schneider	Director	$0	$0	$0
Jeff Dyment	Director	$0	(1)	(1)
All directors as a group four (4) persons		$0	$0	$0

(1) We entered into an agreement with Mr. Dyment dated as of February 20, 2018 (the “Dyment Agreement”) pursuant to which Mr. Dyment agreed to serve as a member of our board of directors. Under the terms of the Dyment Agreement, we agreed to sell Mr. Dyment 5% of our Common Stock at a price per share equal to its par value. In addition, our founder agreed to transfer 5% of his Ember Tokens, when and if issued to Mr. Dyment. The Dyment Agreement also provides that Mr. Dyment will be permitted to purchase an additional 5% of our Common Stock at par value and to receive an additional 5% of the founder’s Ember Tokens, when and if issued, once we achieve total proceeds from sales of our securities equal to $10 million.

All of our executive officers and directors are currently serving without cash compensation. We have reserved warrants for issuance to certain executive officers and directors but as of the date hereof, no warrants have been issued.

We currently have no plans to offer cash compensation to our executive officers or directors.

We have not established any employee benefit plans and do not anticipate doing so for the near future.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the numbers and percentages of our outstanding voting securities as of May 10, 2018 (as qualified in the footnotes thereto) by:

•	each person known to the Company to be the beneficial owner of more than 10% of any class of the Company’s outstanding voting securities;

•	each of the Company’s directors;

•	each of the Company’s executive officers; and

•	all of the Company’s directors and executive officers as a group.

The Company’s voting securities consist of Common Stock and Preferred Stock. Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any voting securities that such person or any member of such group has the right to acquire within 60 days of the date of this Offering Circular. For purposes of computing the percentage of the Company’s outstanding voting securities held by each person or group of persons named above, any securities that such person or persons has the right to acquire within 60 days of the date of this Offering Circular are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Beneficial ownership as determined under SEC rules is not necessarily indicative of beneficial or other ownership for any other purpose. The inclusion herein of any securities listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated below, the business address of each person or entity listed is c/o Prometheum, Inc., 120 Wall Street, New York, NY 10005.

Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Percent of Shares Beneficially Owned Before Offering	Number of Shares Beneficially Owned After Offering (1)(2)	Percent of Shares Beneficially Owned After Offering (1)(2)
Officers and Directors
Martin H. Kaplan (1)	800	75.5%	800	75.5%
Aaron L. Kaplan (2)	100	9.4%	100	9.4%
Jerry Schneider (2)	10	* %	10	* %
Jeff Dyment	—	* %	—	* %
Executive officers and directors as a group (4 persons)	910	85.8%	910	85.8%
5% or Greater Shareholders
Daniel Pipitone (3)	50	4.7%	50	4.7%
Benjamin S. Kaplan (2)	100	9.4%	100	9.4%

* Less than 1%

(1) Does not include 2,000,000 Seed Funding Warrants exchangeable for up to 2,000,000 Ember Tokens, when and if issued. The Seed Funding Warrants we issued to Mr. Kaplan in exchange for capital contributions and services provided to us.

(2) Does not include Founder Warrants issuable to Messrs. Kaplan, Schneider, Dyment, and Pipitone exchangeable for up to 17,000,000 Ember Tokens, when and if issued. The Founder Warrants are reserved for issuance to Messrs. Kaplan, Schneider Dyment, Pipitone and others in exchange for their efforts and will be allocated amongst them by Mr. Kaplan in his discretion.

(3) Daniel Pipitone is a principal of TradeZero, Inc., the entity contracted by the Company to write its software.

28

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We may enter into an agreement with EquityArcade Services, LLC to license its intellectual property related to its securities offering platform and other securities compliance functions. Aaron L. Kaplan, our Chief Operating Officer, Chief Financial Officer and one of our directors is the Managing Member of EquityArcade Services, LLC. Martin H. Kaplan, our Chief Executive Officer and one of our directors owns 100% of EquityArcade Services, LLC. We have not entered into any definitive agreements with EquityArcarde Services, LLC, with respect to the proposed licensing terms.

CONFLICTS OF INTEREST

Martin H. Kaplan, our Chief Executive Officer and one of our directors is the Managing Member of Gusrae Kaplan Nusbaum PLLC (“GKN”), our counsel. Martin H. Kaplan is also our controlling shareholder and the holder of the Company’s Seed Investor Warrants and Founders Warrants. Aaron L. Kaplan, our Chief Operating Officer, Chief Financial Officer and a director is Martin H. Kaplan’s son and an attorney at GKN. Benjamin S. Kaplan is also Mr. Kaplan’s son and an attorney at GKN. Jerry Schneider, one of our directors is also a director of Siebert Financial Corp., which has been represented in a number of matters, some of which are ongoing, by GKN. Accordingly, there may be multiple conflicts of interest between us, GKN and our officers and directors.

29

SECURITIES BEING OFFERED

Ember Warrants

The Company is offering up to $50,000,000 of Ember Warrants (“Warrants”) at an offering price of $1.00 per Warrant. The Warrants are being be offered and sold solely to “Qualified Purchasers” (as defined in Rule 256 of Regulation A) by our officers and directors who will not receive any direct compensation for selling the Warrants. The Warrants are being offered on a “best efforts, all-or-none” basis with respect to the Minimum Amount, and on a “best efforts” basis for all amounts in excess of the Minimum Amount.

Exchange for Ember Tokens

Each Warrant will initially entitle the holder to receive, if and when issued, one Ember Token. The Warrants may be exchanged for Ember Tokens during the period commencing on the date that is the later of (1) the date that is one year and one day after the issue date of the Warrant; and (2) the date of the Genesis Block, and ending five (5) years from the issue date of the Warrant.

After the Genesis Block, holders of Warrants desiring to exchange their Warrants for Ember Tokens may do so by delivering to a duly executed exchange notice to the warrant agent.

Discretionary Conversion of Ember Warrants for Common Stock

The Ember Warrants include a provision that provides that if the Prometheum Network does not launch and there is no Genesis Block issuance of the Ember Tokens, then our management may, in its discretion, cause the Ember Warrants to be exchanged for shares of our Common Stock. The number of shares of Common Stock that each Warrant may be exchanged for will be determined based upon the total number of Ember Warrants issued. The Ember Warrants will collectively be exchangeable into that number of shares of Common Stock equal to 35% of our issued and outstanding Common Stock on a fully diluted basis following the exchange. If less than the Maximum Amount of Warrants are sold, then the number of shares of Common Stock exchangeable for Ember Warrants will be ratably reduced. The exchange of Warrants for our Common Stock is intended to be a fail-safe in the event that regulatory or market conditions, in the discretion of the Company’s Board of Directors, renders the Genesis Block issuance not practical.

Restrictions on Transfer

Generally, securities sold in a Regulation A offering are not considered “restricted securities” under Securities Act Rule 144 and therefore, sales of Warrants by persons who are not considered to be affiliates of the Company would not be subject to any transfer restrictions under Rule 144. Affiliates of ours that purchase Warrants will be subject to the limitations of Rule 144, other than the holding period requirement. In addition, various State Blue Sky laws may restrict transfer of Warrants until such time we have qualified the Warrants for secondary trading.

Ability to Void a Sale of Warrants

We have the right to void a sale of Warrants in the Offering and compel an investor to return them to us, if we have reason to believe that such investor acquired the Warrants as a result of a misrepresentation, including with respect to such shareholder’s representation that it is a “qualified purchaser” or an “accredited investor” as defined pursuant to Regulation A or Regulation D promulgated under the Securities Act, respectively, or if the investor or the sale to the investor is otherwise in breach of the requirements set forth in our certificate of incorporation, as amended, or bylaws, copies of which are exhibits to the Offering Statement in which this Offering Circular has been filed with the SEC.

Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of Common Stock, including any voting rights.

Governing Law

The Warrants are governed by and construed in accordance with the laws of the State of Delaware.

30

The foregoing is a brief summary of certain terms and conditions of the Warrants to be issued in connection with this Offering and are subject in all respects to the provisions contained in the Warrants. See “Plan of Distribution” for additional information about Agent Warrants to be issued to any Selling Agents in connection with this Offering. The Warrant and Agent Warrant Agreements are attached as Exhibits to our Offering Statement.

Ember Tokens

The Ember Tokens have not been created and will not be issued unless and until we have set up and launched our Prometheum Network and set forth the rights, obligations and privileges of Ember Tokens.

Holders of Ember Tokens will not have any voting rights, dividend rights, ownership rights to any of the assets of the Company or any rights upon liquidation of the Company, except in the event the Board of Directors converts the Warrants into Common Stock (see Risk Factors commencing on page 6). The Ember Tokens will not be part of our authorized capital stock. The Ember Tokens, if and when issued, will not be certificated and will exist only on Prometheum’s blockchain.

Authorized Capital Stock

Our authorized capital stock consists of 500,000,000 shares of Common Stock, par value $0.00001 per share, and 100,000 shares of blank check preferred stock, par value $0.00001 per share (the “Preferred Stock”). Our board of directors is authorized by the Company’s certificate of incorporation to establish such classes or series of Preferred Stock, issue shares of each such class or series and fix the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions, applicable to each such class or series, without any vote or other action by any holders of any of the Company’s Common Stock. Each such class or series will have the terms set forth in a certificate of designations relating to such class or series filed with the state of Delaware or otherwise made a part of our certificate of incorporation, as it may be amended and restated from time to time.

Common Stock

Voting Rights

Holders of Common Stock will have one vote per share and may vote to elect our board of directors and on matters of corporate policy.

Dividend Rights

Holders of Common Stock will share equally in any dividend declared by our board of directors, if any, subject to the rights of the holders of any Preferred Stock. We have not issued any dividends in the past and we have no plans to issue any dividends in the future.

Liquidation Rights

Subject to and qualified by the rights of the holders of shares of any other class or series of our Preferred Stock, in the event of a voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and after the holders of shares of any other class or series of the Company’s Preferred Stock have received the amounts owed and available for distribution to them on a preferential basis, if any, the holders of shares of Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to shareholders, ratably in proportion to the number of shares of Common Stock held by them.

The foregoing is a summary of the rights and limitations of the Common Stock provided for in the Company’s certificate of incorporation, as amended and restated from time to time. For more detailed information, please see the Company’s certificate of incorporation, as amended, and bylaws, copies of which are exhibits to the Offering Statement of which this Offering Circular forms a part, which Offering Statement has been filed with the SEC.

Agent Warrants

We may engage broker-dealers registered under Section 15 of the Exchange Act (“Selling Agents”), and who are FINRA members to participate in the offer and sale of the Warrants and to pay to such Selling Agents, if any, cash commissions of up to 8% of the gross proceeds from the sales of Warrants placed by such Selling Agents and agent warrants (“Agent Warrants”).

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The Agent Warrants will be exercisable to purchase Warrants at an exercise price of $1.10 per Warrant. The Agent Warrants are not being qualified in this Offering and if issued, will be issued pursuant to an exemption from registration. In addition, Warrants acquired by Selling Agents upon exercise of Agent Warrants will not be qualified in this Offering and will be issued pursuant to an exemption from registration. Accordingly, Agent Warrants and Warrants acquired upon exercise of Agent Warrants will be restricted securities. Warrants acquired by Selling Agents may be exchanged for Ember Tokens on the same terms and conditions as the Warrants acquired by investors.

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon by Gusrae Kaplan Nusbaum PLLC, New York, New York. Martin H. Kaplan, our Chief Executive Officer, director and controlling shareholder is the Managing Member of Gusrae Kaplan Nusbaum PLLC. See “Conflicts of Interest” on page 30.

EXPERTS

The financial statements of Prometheum, Inc. appearing elsewhere in this Offering Circular have been included herein in reliance upon the report of an independent certified public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act with respect to the securities offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about the Company and the securities offered hereby, the Company refers you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, the Company will be required to file periodic reports, and other information with the SEC pursuant to Regulation A. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Company, that file electronically with the SEC. The address of this site is www.sec.gov.

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Part F/S Financial Statements

PROMETHEUM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD SEPTEMBER 18, 2017 (INCEPTION) THROUGH DECEMBER 31, 2017

PROMETHEUM, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Regulation A Offering Statement on Form 1-A (“Offering Circular”) as filed with the SEC of our audit report dated May 10, 2018, with respect to the consolidated balance sheet of Prometheum, Inc. as of December 31, 2017 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows from September 18, 2017 (inception) through December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Spokane, Washington

May 10, 2018

F-1

PROMETHEUM, INC.

CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2017

ASSETS

Current assets:
Cash	$9,994
Total current assets	9,994

Total assets	$9,994

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses – related party	$55,781
Total current liabilities	55,781

Commitments and contingencies	—

Stockholders’ equity:
Preferred stock, $0.00001 par value, 100,000 shares authorized, 0 issued and outstanding	$—
Common stock, $0.00001 par value, 500,000,000 shares authorized, 1,000 shares issued and outstanding	—
Additional paid-in capital	10,000
Accumulated (deficit)	(55,787)
Total stockholders’ equity	(45,787)

Total liabilities and stockholders’ equity	$9,994

See accompanying notes to the consolidated financial statements.

F-2

PROMETHEUM, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE PERIOD SEPTEMBER 18, 2017 (INCEPTION) THROUGH DECEMBER 31, 2017

Revenue	$—

Expenses:
Professional fees	55,781
Bank fees	6
55,787

Net income (loss)	$(55,787)

Loss per share, basic & diluted	$(79.16)

Weighted average shares outstanding, basic & diluted	705

See accompanying notes to the consolidated financial statements.

F-3

PROMETHEUM, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD SEPTEMBER 18, 2017 (INCEPTION) THROUGH DECEMBER 31, 2017

	Common Shares	Common Stock (Par)	Additional Paid-in Capital	Accumulated (Deficit)	Total

Balance, September 18, 2017	—	$—	$—	$—	$—

Issuance of common stock for cash	1,000	—	10,000	—	10,000

Net (loss)	—	—	—	(55,787)	(55,787)

Balance, December 31, 2017	1,000	$—	$10,000	$(55,787)	$(45,787)

See accompanying notes to the consolidated financial statements.

F-4

PROMETHEUM, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD SEPTEMBER 18, 2017 (INCEPTION) THROUGH DECEMBER 31, 2017

Cash flows from operating activities:
Net (loss)	$(55,787)
Adjustments to reconcile net income to net cash (used) in operating activities:
Increase in accounts payable and accrued expenses – related party	55,781
Total adjustments	55,781
Net cash (used) in operating activities	(6)

Cash flows from financing activities:
Issuance of common shares	10,000
Net cash provided by financing activities	10,000

Net increase in cash and cash equivalents	9,994

Cash and cash equivalents, beginning	—

Cash and cash equivalents, ending	$9,994

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes paid during year	$—
Interest paid during year	$—

See accompanying notes to the consolidated financial statements.

F-5

PROMETHEUM, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

1.	Statement of Significant Accounting Policies:

Organization:

Prometheum, Inc. (“Prometheum”, “we”, “us”, the “Company”), is a Delaware corporation formed on September 18, 2017 for the purpose of planning, creating and operating an integrated network for the issuance and trading of blockchain based and other digital tokens.

Prometheum Financial Services, Inc., a wholly owned subsidiary, was formed in 2017 as a New York corporation. It will be filing a registration as a broker/dealer in 2018. The Company after its registration as a broker/dealer will hold and/or introduce those who open accounts for the purchase and sale of ember tokens or other tokenized securities and facilitate other broker/dealers who introduce their customers to engage in secondary transaction of ember tokens or other tokenized securities through the broker/dealer. There was no activity or intercompany transactions for the period ended December 31, 2017.

Basis of Accounting:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Concentration of Risk:

The Company maintains cash in bank accounts which, at times, may exceed federally insured limits or where no insurance is provided. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk on cash and cash equivalents.

Cash and Cash Equivalents:

Cash equivalents are limited to short term, highly liquid investments that are both readily convertible to known amounts of cash and of an original maturity of three months or less.

Use of Estimates:

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

Recent Accounting Pronouncements:

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-6

PROMETHEUM, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

1.	Statement of Significant Accounting Policies (continued):

Fair Value Measurements:

The Company measures and discloses the estimated fair value of financial assets and liabilities using the fair value hierarchy prescribed by US generally accepted accounting principles. The fair value hierarchy has three levels, which are based on reliable available inputs of observable data. The hierarchy requires the use of observable market data when available. The three-level hierarchy is defined as follows:

Level 1 – quoted prices for identical instruments in active markets.

Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and. Level 3 – fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Financial instruments consist principally of cash and cash equivalents and accounts payable. The fair value of warrants are determined based on “Level 3” inputs, which are significant and unobservable and have the lowest priority. There were no transfers into or out of “Level 3” during the period ended December 31, 2017. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations. Fair value estimates are made at a specific point in time based on relevant market information. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Income Taxes:

The Company accounts for income taxes in accordance with generally accepted accounting principles which require an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between financial statement and income tax bases of assets and liabilities that will result in taxable income or deductible expenses in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period adjusted for the change during the period in deferred tax assets and liabilities.

The Company follows the accounting requirements associated with uncertainty in income taxes using the provisions of Financial Accounting Standards Board (FASB) ASC 740, Income Taxes. Using that guidance, tax positions initially need to be recognized in the financial statements when it is more likely than not the positions will be sustained upon examination by the tax authorities. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2017, the Company has no uncertain tax positions that qualify for either recognition or disclosure in the financial statements. There are presently no ongoing income tax examinations.

The Company has elected to be treated as a C corporation under the provisions of the Internal Revenue Code and New York State tax regulations. No provision for federal and state income taxes is made in these financial statements.

F-7

PROMETHEUM, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

2.	Going Concern:

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The going concern basis assumes that assets are realized and liabilities are extinguished in the ordinary course of business at amounts disclosed in the consolidated financial statements. Although the Company sustained a loss of $55,787 in 2017, the Company raised capital in excess of $2,000,000 through the date of issuance which exceeds anticipated operating costs for one year; as a result, management has considered whether substantial doubt exists regarding the Company’s ability to continue as a going concern and determined subsequent issuances were sufficient to alleviate doubt.

3.	Loss Per Share:

The Company applies ASC 260 “Earnings per Share” to calculate loss per share. In accordance with ASC 260, basic and fully diluted net loss per share has been computed based on the weighted average of common shares outstanding during the year. The dilutive effects of convertible notes and the options outstanding are not included in the calculation of loss per share since their inclusion would be anti-dilutive.

Net loss per share for the period ended December 31, 2017 is computed as follows:

Net loss	$(55,787)

Weighted average shares outstanding	705

Basic & fully diluted net loss per common share	$(79.16)

4.	Related Party Transactions:

Martin H. Kaplan, our Chief Executive Officer and one of our directors is the Managing Member of Gusrae Kaplan Nusbaum PLLC (“GKN”), our counsel. Aaron L. Kaplan, our Chief Operating Officer, Chief Financial Officer and a director, is Martin H. Kaplan’s son and is an attorney with GKN. Aaron L. Kaplan is the Managing Member of Equity Arcade Services, LLC, a potential service provider and licensor of software to us. Jerry Schneider, one of our directors is also a director of Siebert Financial Corp., which has been represented in a number of matters, some of which are ongoing, by GKN. Accordingly, there may be multiple conflict of interests between us, GKN and our officers and directors.

Included in the accrued expenses are legal fees and reimbursement of salary costs incurred by GKN of $55,781, which included $2,500 paid by GKN for accounting fees. The entire balance was due to GKN as of December 31, 2017.

5.	Common Stock Issuances:

During 2017, the Company issued 100 shares of common stock to the Chief Executive Officer for proceeds of $10,000. On October 18, 2017, the Company declared a 10-1 positive stock split. The consolidated financial statements have been retrospectively adjusted to reflect the stock split.

F-8

PROMETHEUM, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2017

6.	Warrants:

During 2017, two million seed warrants were issued and the warrant converts into one Ember Token upon future equity issuances. The term of the warrants is five years from issuance. The seed warrants were issued at a cost of $0.0001 per warrant to Martin H. Kaplan for a total cost of $200, the proceeds are included in additional paid-in capital and were paid with the initial capital investment of $10,000. The value of the warrants determined by management was based on the par value of common and preferred shares and the technique for valuation qualifies as level 3 of the fair value hierarchy.

7.	Preferred Stock:

The Company has 100,000 shares of preferred stock at $0.00001 par value authorized, none of which were issued or outstanding as of December 31, 2017.

8.	Income Taxes:

At December 31, 2017, the Company had net operating loss carry forwards of approximately $55,787 that may be offset against future taxable income for the years 2018 through 2037. No tax benefit has been reported in the December 31, 2017 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

9.	Market Risks:

As with other distributed ledger technologies, we believe that the Prometheum Network is susceptible to mining attacks, including but not limited to double-spend attacks, majority mining power attacks, “selfish-mining” attacks, and race condition attacks. Any successful attacks present a risk to our blockchain, expected proper execution and sequencing of Ember transactions, and expected proper execution and sequencing of contract computations, which could have an adverse effect on the value of our Ember Tokens. Although we intend to limit the risk of mining attacks by creating a blockchain proof-of-work security algorithm using a unique implementation of a GHOST-like protocol and possibly an implementation of hybrid proof-of-stake that could reduce the risk of mining attacks, there can be no assurance that such measures, if implemented, will successfully defend against known or novel mining attacks.

10.	Subsequent Events:

Management has evaluated subsequent events through April 1, 2018, the date the financial statements were available to be issued. In 2018, the Company issued 4,000,000 warrants to two individuals and received in excess of $2,000,000 in 2018.

The Company entered into a letter agreement and (the “Letter Agreement”), dated January 29, 2018 with TradeZero, Inc. (“TradeZero”) and Dan Pipitone, TradeZero’s CEO, pursuant to which we engaged TradeZero to create and implement the technology and software necessary to create and empower the Prometheum Network.  Pursuant to the terms of the Letter Agreement, TradeZero agreed to deliver to us a minimal viable product (“MPV”) no later than June 15, 2018 in exchange for five percent (5%) of the equity in the Company and a cash payment of one hundred fifty thousand dollars ($150,000) payable in four installments.  We have made three payments in the aggregate amount of $100,000 and the final payment of $50,000 will be due upon delivery of the MPV.  In addition, the founders agreed to transfer ten percent (10%) of the warrants exchangeable for Ember Tokens issued to them as founders to TradeZero.

F-9

PART III – EXHIBITS

Index to Exhibits

Exhibit No.	Description of Exhibit

2.1	Certificate of Incorporation of Prometheum, Inc.*
2.1(a)	Amendment to Certificate of Incorporation of Prometheum, Inc.
2.2	Bylaws of Prometheum, Inc.*
3.1	Form of Warrant Agreement
3.2	Form of Subscription Agreement**
3.3	Form of Agent Warrant
6.1	Technology Initial Plan Implementation Agreement, dated February 1, 2018 by and between TradeZero, Inc. and Prometheum, Inc.
6.2	Agreement dated February 21, 2018 between Prometheum, Inc. and Jeffrey Dyment
11.1	Consent of Fruci & Associates II, PLLC
12.1	Form of Opinion of Gusrae Kaplan Nusbaum PLLC
13.1	Testing the Waters Materials

* Previously filed.

** To be filed by amendment.

Exhibits

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 11, 2018.

PROMETHEUM, INC.

By:	/s/ Martin H. Kaplan
Martin H. Kaplan
Chief Executive Officer, Director
(Principal Executive Officer)

By:	/s/ Aaron L. Kaplan
Aaron L. Kaplan
Chief Operating Officer, Chief Financial Officer, Director
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Form 1-A has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Martin H. Kaplan	Chief Executive Officer and Director	May 11, 2018
Martin H. Kaplan

/s/ Aaron L. Kaplan	Chief Operating Officer, Chief Financial Officer and Director	May 11, 2018
Aaron L. Kaplan

/s/ Jerry Schneider	Director	May 11, 2018
Jerry Schneider

/s/ Jeff Dyment	Director	May 11, 2018
Jeff Dyment

Signatures

Exhibit A

The Prometheum Network

Regulatory and Operational Business Model

May 9, 2018

IMPORTANT INFORATION

Prometheum is in the process of creating a Broker-Dealer (“BD”), an Alternative Trading System (“ATS”), as part of and for use by the Prometheum Network. These resources will be developed and implemented going forward. The Prometheum Network depends on regulatory actions and approvals which Prometheum cannot predict or guarantee.

All information contained in this White Paper is subject to change, and superseded by the information contained in Prometheum’s Offering Statement, a copy of which may be obtained by visiting: https://www.sec.gov/cgi-bin/browse-edgar?company=Prometheum&owner=exclude&action=getcompany

Cautionary Statement Regarding Forward-Looking Statements-This White Paper contains forward-looking statements, including statements relating to the Company’s proposed operations, financial results, business and products. Other statements in this White Paper, including words such as “anticipate,” “may,” “believe,” “could,” “should,” “estimate,” expect,” “intend,” “plan,” “predict,” potential,” “forecasts,” “project,” and other similar expressions, also are forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future performance. All forward-looking statements in this White Paper speak only as the date hereof. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectation with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

i

ii

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1. Abstract

Prometheum is creating an SEC registered and regulated market for compliant cryptographic securities (“Tokenized Securities”), which will provide a venue for the primary issuance of registered or exempt securities (e.g. Initial Coin Offerings (“ICO”) of companies, projects and organizations), secondary trading, and provide mechanisms for clearing and settling transactions, and monitoring custody of customer’s assets. Prometheum will also be a blockchain (the “Prometheum Blockchain”) ecosystem made up of issuers, customers, miners, decentralized applications (“DApps”) developers, and partners, together (“Prometheum Members”) that will serve as the smart securities infrastructure, where all Tokenized Securities processes will occur. Combined, this will make the Prometheum Network (the “Prometheum Network”) a securities ecosystem capable of issuance, distribution, buying/selling and processing of blockchain based Tokenized Securities in a securities-law compliant manner. Prometheum will also be the platform on top of which other applications are developed or integrated, including DApps, creating a global network of access points, products and services that enhance the Prometheum ecosystem, the value of its network based currency and token standard (the “Ember Token”), and its Prometheum Members.

The Prometheum Network is made up of three major components. Each component will have a combination of traditional infrastructure and proprietary blockchain technology used to enhance the Prometheum Member community.

2. Organization of the Prometheum Network

The entire network is built on and around the Prometheum Blockchain a fork off of Ethereum’s code. Prometheum’s token will be named Ember (“Ember”) and the protocol on which everything is built, organized and governed will be EMBER-X (“EMBER-X”). The Ember Token will also contain the Prometheum token standard, a base token standard used for token issuance on the Prometheum Blockchain.

The Ember Token will serve as the network’s base currency and token standard, and is intended to have embedded smart contract functionality as a primary feature of the token itself. The Ember Token defines a common list of rules and standards requiring new issuer tokens, DApps and/or smart contract developers to use the Ember Token as the base for other tokens and fundamental means of transacting/exchange, while also ensuring smart contract based compliance functions. Prometheum believes that EMBER-X will become popular with companies, projects and organizations who wish to issue their own SEC compliant token on the Prometheum Network, as well as with applications and smart contracts written to support the Prometheum Network community.

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3. The Prometheum Network

4. High Level Overview

•	Prometheum Inc. is a U.S. company, issuing a security pursuant to a Regulation A+ (“Reg A+”) offering in the form of a warrant exchangeable for a cryptographic token called Ember, or an Ember Token. The Ember Warrant will be issued to fund the creation of a compliant, permissioned securities smart contract ecosystem. Ember Warrants sold through the Reg A+ offering will be in the form of certificated warrant (“Ember Warrant”). The Ember Warrant may trade in conventional markets as a security until exchanged for Ember Tokens. Ember Tokens will trade on Prometheum’s proposed proprietary ATS.
•	Each Warrant will sell for $1.00 and will be exchangeable for one Ember Token. In its Reg A+ offering, Prometheum will be selling up to 50,000,000 warrants convertible into 50,000,000 Ember Tokens.
•	Prometheum, Inc. will create a technology and set of protocols for the Prometheum Network, a distributed network designed around Ember Tokens.
•	Prometheum will govern the ecosystem’s monetary policy, ensuring the fluid functionality of the Ember Token supply.
•	Prometheum Labs (the “Labs”) will promote and support adoption and growth of the applications and protocols using the Prometheum Network and related technologies.
•	Prometheum will participate in providing nodes (servers running the Prometheum Blockchain), though it is not intended to be the only provider.
•	Each Ember Token, if and when issued represents both a.) a security and b.) a service token to be used on the Prometheum Network.
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•	Ownership of Ember Tokens (e.g. control of related private keys) would be represented by the purchaser’s control of the Tokenized Securities.
•	Ember Tokens will be traded on the Prometheum ATS in accounts maintained with Prometheum’s BD.
•	Trades on the Prometheum ATS will be processed on a same day basis through Prometheum’s clearing facility.
•	Ember Tokens will be earned, mined, exchanged, and rewarded according to a set of principles further described below.
•	Prometheum, Inc. will raise money to support the initial development of the Prometheum Network by issuing and selling Ember Warrants while binding their proposed use of the Prometheum Network Ember Tokens or their derivative fuel.
•	Ember Tokens will have both base currency and base token functionality and serve as the backbone security on which other companies can conduct their own compliant Initial Coin Offerings (“Issuers”) via the Prometheum Network.
•	Issuer tokens issued on the back of Ember will be tradeable on the Prometheum Network’s proprietary ATS, and held by a clearing firm in compliance with the Customer Protection Rules.
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5. The Prometheum Network

Prometheum, Inc.
Securities Smart Contract Network
Broker-Dealer/ATS/Clearing Firm
Account Creation
Issuance
Distribution
Secondary Market
Clearing and Settlement
(Info, Data, other ICOs and Smart Contracts)
Service Providers/other BDs (on/off chain services paid for w/Ember Tokens)
Permissioned Blockchain
3rd Party Securities DAPPS (write data to blockchain)
Validators- initially incentivized with Ember Token rewards and transaction fees

The Prometheum Network allows for Ember Token issuance, trading, settling and clearing, and mining. It is built on its own Prometheum Blockchain that will allow for smart contracts, incorporating rules, standards and permissions that can be validated by the network, earning rewards for these network activities.

To ensure ongoing operational compliance with securities laws, all trading on Prometheum’s proprietary ATS using our BD, will include a conversion into and out of Ember Tokens.  Every trade into compliant issuer tokens will originate from Ember. All trades from issuer tokens will first go into Ember before trading into other Fiat currencies or other compliant tokens.  The Prometheum Network will not initially allow for the trading into or out of other digital currencies that have not been issued on the Prometheum Network, with initial exceptions being identified as true virtual currencies or those that pass various registered securities tests including BTC, ETH, Bitcoin Cash and Litecoin.  Prometheum will allow for the trading between approved, compliant and Prometheum Issuers’ tokens, however they will trade into and out of Ember for appropriate price discovery, efficient market making, and compliance.

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In order to move into and out of Prometheum Issuer tokens/securities, one needs Ember as oxygen. The order of flow is the following.

6. Order of Flow

Prometheum intends for accounts to be validated by the network using smart contracts. Anti-money laundering (“AML”) and know your customer (“KYC”) functions will be performed and recorded/hashed onto the Prometheum Blockchain.

Prometheum intends for accounts to be funded with Fiat currency or accepted virtual currencies (BTC, Bitcoin Cash, Litecoin, etc.). Issuers accepted and distributed on the network. Investors invest from Fiat or accepted currencies, into Ember. Ember is then converted into issuer tokens.  There is always one price of Ember to an issuer token, or issuer token to an Ember posted on the network.

Prometheum intends for Over-the-Counter (“OTC”) trades to be permitted.  Since currency trading requires a money transmitter license(s), Prometheum will be evaluating the identification of a relationship/joint venture with a regulated money transmitter thus allowing Prometheum to process various virtual currencies.

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7. Prometheum: Utilitized Security Tokens

Prometheum believes the cryptographic token market will ultimately split into two groups: regulated tokens and unregulated tokens.  Unregulated tokens will continue to be issued and traded offshore in regulatory free havens such as select areas in Switzerland, while regulated issuances will take place domestically and in other sovereign wealth countries under their own existing or modified securities laws.  Just like the $100 trillion regulated securities market (registered equities, fixed income, currencies and unregistered but exempt private securities), we believe Tokenized Security tokens around the world will likely one day dominate the token revolution most commonly associated with ICOs and will compliment, replace or supplement the previously robust Initial Public Offering (“IPO”) and venture capital investment markets. Prometheum is confident regulation will originate in the United States where our regulators will take a leadership position, quickly followed by overseas regulators of friendly nations, and that the regulated Tokenized Security space will open up what Prometheum believes will be a massive market inclusive of compliant Tokenized Securities, products, securitizations, services, and service providers.

The differentiating factor of a token offering and an equity offering can be measured in the utility of the token.  Instead of relying purely on the economics of a ‘classically centralized’ (i.e. a C-corp) company that issues registered or exempt securities to sell a portion of the ownership of the company to investors, a utilitized security token uses the value of a network of customers, patrons, supporters and partners to expand the network and create value in the token itself. Utilitized security tokens are a hybrid between a securities and a utility token. In Prometheum’s case, the value, or utility, of the Ember Token can be measured in a number of ways described below, with everyone contributing to creating incremental value in the Prometheum Network that facilitates the issuance, trading, clearing and settling of non-native but compliant ICO tokens.

Prometheum is operating at the intersection of traditional securities laws, and traditional securities offerings, but combining the usefulness and uniqueness of a utility token instead of simply issuing equity. Previously, it was impossible to reward network participants. Employees may be rewarded with equity options, but customers, partners and early adopters, were never able to be remunerated for their community contributions. An early Uber driver, a blogger on Medium, a customer buying frequently from one group of merchants, a heavy user of content, while seeing the networks grow and shareholders enriched, were never able to directly benefit from their meaningful contributions until now. Prometheum is blurring the lines between traditional equity and reward programs by offering its own Ember Tokens for the activities of our community participants who will help grow the network, secure the network and make it stronger. Prometheum will be the first company to combine these two worlds in this way by launching a fully compliant utilitized security token.

In our case, utilitized security tokens can deliver greater access to financing for-profit companies, projects and organizations worldwide, giving investors greater transparency, immutability, and proof of ownership unlike any traditional financial instrument.  No corporate structure will be restricted to issue, trade and grow on the Prometheum Network so long as they abide by the rules of our permissioned network and remain in compliance throughout their evolution.

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Launching a security token today is an agonizing, complex and long process, that can cost $1-$2 million, requiring hundreds of hours of work by professional service providers working closely with management over a multi-month period. The securities token infrastructure is not yet built to simplify the process and to pull all of the necessary pieces together for a regulatory compliant security token offering. We believe the Prometheum utilitized security token standard will become the new base standard for tokens that are fully compliant under existing securities laws. Part of the infrastructure Prometheum is building, among other things, we believe will greatly streamline the process of issuing a financial security using non-native tokens on top of the Prometheum Blockchain using EMBER-X.

The Ember base token standard intends to embed regulatory requirements through inherent smart contract functionality in the token itself, which will restrict trading to only verified and authorized participants on the Prometheum Network (“Permitted Participants”).  Prometheum is working hard to improve the financial markets that are today plagued with inefficiencies, lack of transparency, and exorbitant costs.

8. Prometheum Labs

Prometheum Labs will be part of the Prometheum Network and is intended to be responsible for relationships with various service providers including third party BDs, exchanges, ATSs, Registered Investment Advisors, development communities, investment banks, merchant banks, hedge funds, miners and other compliant service providers. The Lab will develop and control all application programming interfaces (“APIs”) into its issuance and trading platforms, allowing for direct access to a global community of investors, benefiting network members and holders of Ember Tokens. It is anticipated that the Lab will also assist by designing protocols associated with mining behaviors of our first party and third party partners, to reward network participants who both contribute to and/or use our applications.

Decentralized application development (“DApp Development”) on our platform is intended to be overseen by the Lab. Individuals and entities (users, devs, miners, etc.) who have passed appropriate AML/KYC (i.e. approved network participants) are responsible for their actions on the network, and the network will reserve the right and have the ability to remove an approved network participant from the ecosystem, should the network operator be aware of a concern of how such network participant is using the network (ex. SEC request, customer complaints, etc.)

The Lab intends to charge ordinary and customary fees to third parties for access and distribution. It may also receive equity, tokens or a combination thereof, in engagements with third parties. It is also expected that the Lab will engage in revenue sharing arrangements, act as licensing controller, and may also make strategic investments in other companies, organizations, DApp developers, or projects. The Lab will be a wholly owned subsidiary of Prometheum Inc.

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9. The Prometheum Model

The Prometheum Network can be thought of as a combination of two entities: an old school financial services platform combined with an innovative next generation token security to create community and to reward network participants.

Traditional Infrastructure & Compliance with Present Day Securities Laws	Innovative Next Generation Security Tokens
The first is Prometheum Inc., (and its wholly owned subsidiary Prometheum Financial Services, Inc.) with traditional equity capital structure that will hold all the securities licenses, set the rules for operating on the Prometheum Blockchain, and will enter into partnerships with third party service providers who wish to participate in building the world’s first securities compliant ecosystem for token issuance and trading.	The second entity is the Prometheum Network that allows for Ember Token issuance, trading, settling and clearing, and mining. The Prometheum Network is built on its own blockchain, a fork/clone of Ethereum’s code that will be called the Prometheum Blockchain that will allow for smart contracts functionality, rules, standards and permissions that can be validated by the network, earning rewards for these network activities. The rules and standards are governed by EMBER-X, and our base token/currency is called EMBER.

Prometheum Inc. will benefit from traditional revenue models in a new age of tokens.  The following revenues have been identified and modeled.

A.	Capital raise.- Five percent of all money raised on the Prometheum Network. Prometheum Inc. will charge an issuance fee that will include due diligence, compliance, and infrastructure development.
B.	Up-front onboarding fee.- Although Prometheum does not expect to charge issuers an up-front onboarding fee, it does reserve the right to do so. Given the expected level of interest in using the Prometheum Network to do a regulated token offering of compliant tokens, that is either fully registered or exempt from registration, Prometheum may elect to charge an up-front onboarding fee that will help secure additional resources needed for these onboarding and issuance activities. Such fees should not initially exceed $200,000 per issuer.
C.	Referrals.- Prometheum will refer clients to service providers where it may or may not have a revenue sharing agreement, if permitted by law.
D.	Percentage of tokens.- Prometheum Inc. will receive five percent of all tokens issued on the Prometheum Network, thereby creating a diversified pool of tokens that we believe could have significant value.
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E.	Licensing our smart contracts.- We believe that much like ERC-20 has become the standard base token on top of which most ICO tokens are issued, we anticipate EMBER will become the standard compliant base token for tokenized financings, making Prometheum a next generation diversified financial services company with a built-in rewards program in the form of Ember Tokens. Therefore, Prometheum believes it will have the ability to license EMBER-X inclusive of our smart contracts, to other platforms through our to be formed wholly owned subsidiary Prometheum Labs, so that our license partners can perform all their AML / KYC on their system using EMBER-X, ensuring compliance. Prometheum may receive revenue share or licensing fee for these services. Prometheum’s network can also be licensed so that there is qualified mining and trading into and out of these protocol licensed tokens. Metrics have not yet been determined as to the level of revenues obtainable using these licensing agreements.
F.	Revenue share for licensing our platform (issuance, trading through our ATS and B/D, clearing, settlement & custody) to trade compliant securities.- In certain circumstances, Prometheum will enter into partnerships with other 3rd party exchanges and will share the Prometheum revenues with our 3rd party exchange partners. In select cases, a partner may wish to license and/or white label our proprietary compliant exchange (issuance platform, ATS and clearing firm) to offer regulated securities in registered or exempt but fully compliant offerings for their clients. Various parts of these licensing agreements may be controlled by Prometheum. Revenues on partner’s issuers Tokenized Securities traded on Prometheum’s ATS will include a fee. Prometheum will be responsible for all compliance and network activities including mining, compliance, clearing and settling.
G.	Ember Gas.- Miners will be rewarded with Ember on the Prometheum Network. EMBER Gas will be a metric used to measure and administer the rewards depending on the difficulty associated with various mining activities. Prometheum’s native currency, the Ember Token, will benefit from all mining activity.
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10. Client Onboarding Process

A.	First Contact.- Issuer sends Prometheum an email or is referred to us. Issuer wishes to issue compliant tokens on the Prometheum Network.
B.	Business Development.- Prequalification, electronic onboarding of documents, NDA’s exchanged, economics evaluated, initial investment committee meeting.
C.	Issuer Review.- Due diligence- initial document review of the issuer including, AML / KYC checks and interviews.
D.	Securities Structure Evaluation.- What type of securities is the issuer offering- Shares, warrants, tokens? How is the issuer planning to offer such securities- Regulation D (“Reg D”), Reg A+, registered offering (S1)? Genesis Block – Reg A+ preferred.
E.	Approval.- Issuer approval committee determines whether to accept or reject the issuer on the network.
F.	Coding.- Putting everything on-chain using EMBER-X as the baseline. Base tokens and related smart contracts. Determine Ember Gas levels. File necessary forms with SEC.
G.	Reg A+.- Ember base token standard enforced by embedded smart contract. Issuance of issuer tokens post offering, or reaching of minimums. Issuer ICO sits on top of the Prometheum Blockchain.
H.	Investment.- Investors invest in the issuer’s Reg A+ offering by setting up a new Prometheum account or using their existing accounts.

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11. Combining the best of New World with Old World

Prometheum’s smart securities ecosystem integrates proven blockchain innovations into a brokerage model compliant under the Federal Securities Laws (“FSLs”). The Prometheum Network combines traditional elements of the 20th century brokerage model with 21st century innovations in order to create the brokerage model of the future.

We believe the traditional 20th century brokerage model is stale, centralized, and unattractive to younger generations. Traditional securities processes are secretive, which permits insider manipulation, and require participants to trust actors who are often unaccountable for their misdeeds. Furthermore, investors’ securities are centrally held at institutionally controlled brokerage accounts, which while required before the introduction of blockchains, is now an antiquated 20th century concept.

Prometheum’s proprietary permissioned blockchain, whose nodes can be run by any entity/individual who passes our vetting process, which is intended to be controlled by smart-contracts validated by miners on the Prometheum Network, will prevent a centralized entity from manipulating the ecosystem. Furthermore, the network will be held accountable to its participants, as the general public will be able to view all blockchain activity. Investors will be able to control and actually own their securities through their private keys, and will be able to hold their securities inside their own private wallets either on or off Prometheum’s ecosystem.

Prometheum’s integration of old and new models is further exemplified by the securities Prometheum is offering that combines these two models as well. Ember Warrants will initially trade through existing securities mechanisms (OTC) until the Prometheum Network is live. Upon the Genesis Block issuance, Reg A+ Warrants that are called or converted to Ember Tokens we believe will be immediately tradeable on Prometheum’s blockchain integrated ATS.

We believe the integration of the benefits of blockchain innovations is the future of the securities industry. Integrating existing FSLs with blockchain innovations will allow for a true 21st century financial universe to be realized and a mature ICO ecosystem to emerge.

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12. Why Now

The securities industry presently lacks the infrastructure to handle the issuance, transaction and settlement of ICO token securities. Extra-judicial ICOs operate outside the regulatory infrastructure meant to protect investors. A permissioned smart contract network and protocol for Tokenized Securities will allow for a reliable and regulated ICO universe.

The SEC and other global regulators are focusing enforcement efforts on the unregulated ICO market (securities regulator warnings from: United States1, China2, Canada3, and Israel4). The declaration of ICOs as securities will require extensive infrastructure development. Without such development, the future of the domestic ICO token market will remain questionable, illiquid, in the gray zone of propriety and be subject to market and consumer abuse. We believe that Prometheum has a unique opportunity in terms of timing and approach, to both lead this industry in what may become a global revolution of introducing a whole new asset class, and also to allow companies, people, and organizations to access a whole new form of capital once unimagined.

The Commission’s DAO Report declares that DAO tokens are securities:

“The Commission deems it appropriate and in the public interest to issue this report of investigation (“Report”) pursuant to Section 21(a) of the Exchange Act to advise those who would use a Decentralized Autonomous Organization (“DAO Entity”), or other distributed ledger or blockchain-enabled means for capital raising, to take appropriate steps to ensure compliance with the U.S. Federal Securities Laws. All securities offered and sold in the United States must be registered with the Commission or must qualify for an exemption from the registration requirements. In addition, any entity or person engaging in the activities of an exchange must register as a national securities exchange or operate pursuant to an exemption from such registration. This Report reiterates these fundamental principles of the U.S. Federal Securities Laws and describes their applicability to a new paradigm—virtual organizations or capital raising entities that use distributed ledger or blockchain technology to facilitate capital raising and/or investment and the related offer and sale of securities.”5

The SEC has recently issued subpoenas to dozens of companies and numerous cryptocurrency focused hedge funds to gain information and to determine whether securities laws were violated. Prometheum’s leadership position will not only be in the technology it deploys, but also in the use of its permissioned proprietary blockchain to oversee the activities of approved network participants and smart contract compliance functions.

1 https://www.sec.gov/litigation/investreport/34-81207.pdf

2 https://www.bloomberg.com/news/articles/2017-09-04/china-central-bank-says-initial-coin-offerings-are-illegal

3 https://www.coindesk.com/canadian-regulators-many-ico-tokens-meet-securities-definition/

4 https://www.coindesk.com/ico-oversight-israeli-regulators-form-token-sale-study-committee/

5 Release No. 81207 Report Pursuant to Section 21(a) of the Securities Exchange Act of 1934: The DAO p.1-2

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Other global securities regulators outside the United States have also begun to actively consider ICO tokens in the context of their respective jurisdiction’s securities regulations (China6, Canada7, Israel8, Singapore9, Hong Kong10, Thailand11, etc.).

The management team of Prometheum has a firm belief, based on its personel’s decades of relevant experience with the Federal Securities Laws, that all future compliant ICOs and previously issued ICOs will be required to be transacted with regulated BDs through a fully licensed ATS with token securities held in virtual wallets at properly enabled custodial BDs. Virtual currency exchanges are currently the primary means of token exchange and trade. Past ICOs and future non-compliant ICOs will not have a domestic means of exchange going forward as virtual currency exchanges that have previously supported them choose (and eventually are forced) to withdraw from the US market, until they become registered as either an ATS, BD or full Exchange. We believe this illiquidity will negatively affect those token prices traded on these unlicensed exchanges until the market becomes fully compliant, led by Prometheum.

Almost all ICOs, as currently structured in the marketplace, are securities and have essentially been declared such by the SEC. The lack of a regulated market for securitized ICO tokens prevents any compliant public “distribution” of these securities. Fully licensed BDs, money transmitters, or licensed ATSs are violating the law by willingly trading in these unregistered, non-exempt securities. In certain cases, these activities come with penalties of 4 years in federal prison, per occurrence. In order for ICO tokens to be issued, transacted and processed compliantly, the development of a regulated smart securities network for all ICO security token related activities is necessary.

6 https://www.bloomberg.com/news/articles/2017-09-04/china-central-bank-says-initial-coin-offerings-are-illegal

7 https://www.coindesk.com/canadian-regulators-many-ico-tokens-meet-securities-definition/

8 https://www.coindesk.com/ico-oversight-israeli-regulators-form-token-sale-study-committee/

9 https://www.coindesk.com/singapore-central-bank-token-sales-may-be-subject-to-securities-laws/

10 https://www.coindesk.com/hong-kong-regulator-warns-ico-tokens-may-securities/

11 https://www.coindesk.com/thai-securities-regulators-seek-appropriate-rules-icos/

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13. Prometheum’s Ember Token

A.	Ember as a Security.- Prometheum is issuing a Reg A+ warrant that is exchangeable, one-for-one, into an Ember Token when the Genesis Block is issued and the Prometheum Network goes live. The Ember Warrant will be open to all types of investors (accredited and non-accredited) and it is anticipated that it won’t be subject to transfer restrictions (i.e. free trading). Before the Prometheum Network goes live, the Ember Warrant will be able to be legally transacted on the OTC. Upon the launch of the Prometheum Network, the Ember Warrant may be exchanged for an Ember Token that will transact on Prometheum’s ATS. While the Ember Token is intended to have smart security (utility) features, it is first and foremost a security and will be subject to all Federal Securities Laws. Ember Tokens will be required to be purchased through a brokerage account, and cleared and settled through a clearing firm, both of which Prometheum will control.
B.	Ember as a Utility.- Prometheum’s Ember Token will serve as the native currency on Prometheum’s ecosystem. Ecosystem participants will be required to purchase Ember Tokens with either Fiat or crypto currencies. Payment for all services on the network will occur with Ember Tokens. The Ember Token will also be the base token standard that will allow third party issuers to create cryptographic tokens (e.g. ICOs). Issuer’s will use the Ember base token standard to issue tokens to raise capital for their ICOs. The Ember standard attaches third party issuer tokens to Prometheum’s Blockchain, thus allowing them to be transacted on Prometheum’s ATS and validated by the ecosystem’s miners. Blockchain processing (validating/mining) will be incentivized with both Ember Token rewards and transaction fees. Licensed and permissioned service providers as well as DApps can develop additional securities services and new smart contracts that operate off the Prometheum Network. The Ember Protocol will require the Ember Token to be the base for third party token issuance and the fundamental means of transaction in the ecosystem. ‘Smart Compliance’ functionality will be embedded within the base Ember Token, and its derivatives, to ensure compliance with the FSLs.

The Ember Genesis Block of Ember Tokens will allow for the conversion of Warrants in Prometheum’s Reg D and Reg A+ offerings.

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14. The Initial Prometheum Capitalization and Warrant Offering

Ember Token Cap Table

Breakdown of Genesis Block	Percent	Price	Discount to Genesis Offering	Tokens		Anticipated Capital Raise
Regulation A+*	44.94%	$1.00	na	50,000,000	45%	$50,000,000
Regulation D *	26.97%	$0.50	50%	30,000,000	27%	$15,000,000
Total Funding Shares	71.91%			80,000,000		$65,000,000

Founders	15.28%			17,000,000	15%
Contributors	3.82%			4,250,000	4%
Selling Agents**	7.19%			8,000,000	7%
Seed Investors	1.80%			2,000,000	2%
	28.09%			31,250,000

Total	100.00%			111,250,000
				Authorized

*In the event all of the tokens reserved for issuance in the Regulation D and/or Reg A+ offerings are not sold, they will be held by the Company in reserve for issuance in the Company’s discretion.

**In the event all of the tokens reserved for issuance to selling agents are not issued to selling agents, they will be held by the Company in reserve for issuance in the company’s discretion as needed, including without limitation issuances to consultants and advisors.

                Prometheum’s Warrant offering will be conducted in two FSL compliant tranches as follows:

1.             Tranche 1 – Institutional offering under Reg D

2.             Tranche 2 – Public offering under Reg A+

                The offerings will consist of regulatory-compliant tradeable Warrants, which enable the holder to convert to Ember Tokens created in the Genesis Block.  The qualified Reg A+ Warrants are intended to permit holders to freely trade prior to the Genesis Block creating what Prometheum anticipates, of which no assurance can be given, a trading market prior to Genesis Block issuance of Ember Tokens.

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15. The Genesis Block

The Genesis Block chart portrays the allocation as follows:

A.	Funding (72% Target Allocation).- Will be utilized to fund the creation of the Prometheum Network.
B.	Founders (15% Target Allocation).- Will be allocated to the founders/promoters responsible for the creation of the business, business plan, the conducting of the ICO along with all ongoing reporting requirements, and the establishment of a governing body and operational infrastructure.
C.	Contributors (4% Target Allocation).- Will be utilized to fund efforts of required service providers.
D.	Seed Investors (2% Target Allocation).- Own Warrants which will convert in the Genesis Block .
E.	Selling Agents (up to 7% Target Allocation).- may own Warrants which may be exercised at strike price of 110% of the Tranche 2 offering price. These Warrants are restricted securities.
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16. Mining

Mining will allow for the issuance and allocation of up to 55,000,000 new tokens per year. Time and difficultly throttles, rules and smart contracts are intended to be used to ensure the tokens are not too highly centralized as our intention is to create a network where there are millions of token holders, actively creating value in the Network, freely buying and selling both Ember and other compliant ICOs traded on Prometheum’s ATS.

Post Genesis Block Additional Issuances of Ember Tokens: Ember Tokens reserved for issuance subsequent to the Genesis Block issuance are anticipated to be 55,625,000 million Ember Tokens per year, of which approximately 79.7% (44,343,750) are issuable to miners/validators, approximately 15.3% (8,500,000) are issuable to Prometheum Labs and 5% (2,781,250) are issuable to contributors/advisors, all subject to issuance restrictions and vesting controls as determined by the Company’s Board of Directors

All post Genesis Block issuances will be subject to and conditioned on satisfaction of relevant Federal Securities Laws.

		Total mining / rewards as	% Decline In		Total Ember
Annual Mining /	Annual	% of total	Token Release		Tokens
Rewards Allotment	Issuance	outstanding	Velocity		Outstanding
Genesis Block				111,250,000	111,250,000
Year 1	55,625,000	50.00%	na		166,875,000
Year 2	55,625,000	25.00%	50%		222,500,000
Year 3	55,625,000	20.00%	20%		278,125,000
Year 4	55,625,000	16.67%	17%		333,750,000
Year 5	55,625,000	14.29%	14%		389,375,000
Year 6	55,625,000	12.50%	13%		445,000,000
Year 7	55,625,000	11.11%	11%		500,625,000
Year 8	55,625,000	10.00%	10%		556,250,000
Year 9	55,625,000	9.09%	9%		611,875,000
Year 10	55,625,000	8.33%	8%		667,500,000
Year 11	55,625,000	7.69%	8%		723,125,000
Year 12	55,625,000	7.14%	7%		778,750,000
Year 13	55,625,000	6.67%	7%		834,375,000
Year 14	55,625,000	6.25%	6%		890,000,000
Year 15	55,625,000	5.88%	6%		945,625,000

The table above assumes no additional token issuance by the Company and continues in perpetuity. Should there be a year where not all tokens are issued, Prometheum will add those tokens to the last year (Year 16) and the process continues. We believe network value enhancement will far outweigh dilution caused by mining, hence Prometheum anticipates prices of its Ember Tokens increasing over time as its network becomes more active

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Prometheum is combining Proof-of-Work (“PoW”) and Proof-of-Authority (“PoA”) models, i.e. only approved users can become Miners, and the system regulates the complexity to control mining speed.

Prometheum intends to release a fixed number of tokens, 55,625,000- equal to 50% of the Genesis Block issuance of 111,250,000, into the Prometheum Network on an annual basis that will be mined, rewarded and/or earned. Initially, this number equals approximately 50% of our expected outstanding tokens post Genesis Block issuance. With a consistent number of tokens mined/earned/rewarded every year and the expected value of those tokens increasing, Prometheum expects a robust market for our tokens. By year 16, Prometheum expects to have 1 billion tokens in circulation. This number could be greater or less depending on certain mining activities, network engagement and new token issuances.

As the number of Ember Tokens in circulation goes up annually, the released number of Ember Tokens stays constant, and the absolute percentage of newly released Ember Tokens annually will go down.  The year 2 new issuance is anticipated to be 33% newly outstanding Ember Tokens of the total outstanding circulation of 166,875,000 Ember Tokens.

Of the 55,625,000 annual issuance of additional Ember Tokens, it is anticipated that 79.73% (44,343,750 Ember Tokens) will be issued to miners/validators, Prometheum Labs will be rewarded approximately 15.3% (44,343,750 Ember Tokens), and 5% (2,781,250 Ember Tokens) will be issued to contributors/advisors.

All post Genesis Block issuances will be subject to and conditioned on satisfaction of relevant Federal Securities Laws.

Expected Ember Tokens in circulation immediately after Genesis Block (assuming exchnage).

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Expected Ember Tokens in circulation, end of Year 1.

Expected Ember Tokens in circulation, end of Year 10.

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The following chart depicts the linear token inflation through mining activities and rewards over time, as well as the % change of that inflation.

17. Methods of Mining Ember

Ember is mined similarly to any Ethereum derived token driven by GPU´s ¨hashing¨ blocks to get verified based on their unique PoW.

A. Contribute to the code and debug. - As commonly accepted in the blockchain community, Prometheum will be accepting fork/fix/commit suggestions – but any changes to code will be vetted and approved by Prometheum’s development team.

B. Writing smart contracts on the Prometheum Blockchain. - Issuers will create their own tokens with the Ember base token using the Ember-X protocol and deploy them onto the Prometheum Blockchain. Prometheum’s Tokenized Securities ecosystem requires a method to enforce use of the base token system in order to ensure proper oversight of ecosystem participants and compliance with relevant rules and regulations (i.e. use of base token enforced by smart contract). The Prometheum Network will also allow for general purpose smart contracts on the Prometheum Blockchain and will require that smart contracts interface with tokens to be compatible with the base Ember Token’s smart contract functionality. Miners will accept only smart contracts that interact with the embedded Ember Token smart contract functionality properly.

Issued tokens will be traded through Prometheum’s ATS (in formation). From a technical perspective, there should never be a need for an issuer to create their own token sale process and infrastructure, as Prometheum lays out the methodology by which third party issuers issue tokens and all issuance services will sit on top of the Prometheum Blockchain.

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C.	Transaction / smart contract verification. - Miners will approve (include into the Prometheum Blockchain) only smart contracts from approved network participants. Transactions will be approved by the network and rewarded for those approvals, putting the approved transactions inside a block. Those blocks will be mined and rewarded similar to Ethereum and Bitcoin.
D.	Mining Blocks. - Miners expend electricity hashing Prometheum blocks with the processing power of their GPU(s). A successful hash result produces a unique PoW proving that the miner worked on that block. If the rest of the network accepts the hashed block as valid, the block becomes part of the permanent consensus on valid transactions, known as the blockchain. In exchange for a completed block, the miner is rewarded with Ember Tokens. The reward will be controlled by Prometheum and will be adjusted referencing mining difficulty to continually maintain an efficient market and therefore incentivize miners. From a liquidity perspective up to 55 million tokens are scheduled to be released annually.
E.	Partnership activity on network. - Prometheum intends on bringing liquidity providers and the developers into its network. Liquidity providers in the form of BDs/clearing firms and other exchanges can register, get approval and then interact with the Prometheum ATS. Orders can be sent into the network over an API.
F.	DApp Partner Development. - Developers can also access the ecosystem to create decentralized applications that will run on the network.

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18. Ember Token Advantages

A.	Prometheum’s Reg A+ Warrants, subject to compliance with Blue-Sky regulation, are intended to be freely tradeable OTC prior to the Genesis Block issuance and the Prometheum Network going live. The purchase of Reg A+ warrants are open to all investors (accredited and non-accredited).
B.	Prometheum’s Reg A+ Warrant is not a SAFE / SAFT offering.
C.	Warrants purchased under Reg D are restricted securities which we expect may be resold under SEC Rule 144. Such Rule 144 treatment is subject to their being available current public information that would allow holders of the restricted Warrants to sell into the market under the requirements of SEC Rule 144. It is Prometheum’s intention to maintain and distribute current public information that meets the Rule 144 requirements.
D.	SEC Qualified Reg A+: Prometheum was the first to file a Reg A+ offering for Warrants exchangeable for tokens.
E.	Prometheum intends to use traditional OTC trading for Prometheum’s Warrants before the network goes live.
F.	We believe the Prometheum Ember Token will also have utility value, using its own blockchain and encouraging the community to write code (smart-contracts) on top of it. The Ember Token will be used as the fuel or reward for network activity. This makes Prometheum unique. Other networks that are attempting to offer a utility value typically do not have the mining opportunities, partner opportunities, smart contract opportunities, transaction verification, or protocol enhancement opportunities. Rather, they use traditional preferred equity economic sharing with their constituents which Prometheum finds immaterial and not commensurate with an appropriate next generation network development opportunity. A preferred security is simply a preferred equity security not an ICO.

The Prometheum Network provides an end to end solution entailing issuance, distribution, trading, clearing and settling.

A.	Prometheum has a proprietary process with a focus on the issuance component as means to ensure 3rd party ICO issuer compliance.
B.	One cannot trade 3rd party tokens which have not qualified, or registered or are exempt. The history of extrajudicial issuance of non-compliant, non-exempt, non-qualified, non-registered securities prohibits public traded by ANY BD without violating securities laws.
C.	Prometheum has made a “No-Action Request” for guidance from the SEC for acceptance of Prometheum’s compliant mechanism for clearing and settling Tokenized Securities and maintaining cryptographic based customer assets in a “good location” pursuant to Exchange Act Rule 15c3-3 (the “Customer Protection Rule”).

Prometheum started developing an electronic onboarding system and proprietary blockchain protocol built by forking/cloning Ethereum’s code, and anticipates being first to market.

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A.	The ability to issue 3rd party ICOs using the Ember Token base standard will allow for 3rd party free trading ICOs that should create network activity on the Prometheum Blockchain.
B.	The Ember Token is native to the Prometheum Network. Issuer Tokens will be issued using the Ember Token base standard and make use of the Prometheum Blockchain.
C.	Other issuers will issue on top of the Prometheum Blockchain, much like the countless ICOs have issued their tokens on top of Ethereum’s Blockchain.
D.	Prometheum’s Ember Token is also the base token, defining a common set of rules all issuers must follow to issue compliant tokens and remain in compliance.
E.	The Ember-X protocol defines a common list of rules that all Prometheum Network issuer tokens must follow, meaning that their particular token will empower developers of all types to accurately predict how these new tokens issued on EMBER-X will function within the larger Prometheum ecosystem. The impact that EMBER-X therefore has on developers is massive, as developer projects or issuer tokens do not need to be recreated each time a new token is released. Rather, projects and issuer tokens are designed to be compatible with existing Prometheum Network tokens, provided those tokens adhere to the rules. Developers and issuers of new tokens will have to, by-and-large, observe the EMBER-X rules, meaning that the tokens released through Prometheum ICOs are EMBER-X compliant.
F.	EMBER-X defines different functions to the benefit of other tokens that issue upon and use the Prometheum Network. These functions include basic functionality issues of use and access, how network participants earn and mine tokens and KYC and AML. Functionality may be customized for tokens issued upon and using the Prometheum Network.
G.	Put together, this set of functions and signals is intended to ensure that Prometheum issuer tokens of different types will typically work the same in any place within the Prometheum Network. This means that almost all of the wallets which support the Ember currency should also support EMBER-X compliant tokens.

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19. Examples of Network Activity: (short list)

A.	Account Creation / Opening of Token Securities Wallets.- Participants wishing to access the Prometheum Network, either for the purpose of raising capital or with the intent to invest or trade in issuer tokens, will be required to establish an account and create a Tokenized Securities wallet with our BD. Each account’s permission, AML, KYC, etc. will be written to the Prometheum Blockchain, thus increasing network activity.
B.	Creation and Issuance of Issuer Tokens (discussed below).- The activity/transactions associated with the creation and successful issuance of issuer tokens will be written to the Prometheum Blockchain. Ember Token value will likely also increase in relation to the number and size of ICOs issued on top of the Prometheum Blockchain. We expect that the Prometheum Blockchain activity associated with the creation and successful issuance of issuer tokens will increase demand for Ember Tokens and thus the token value.
C.	Secondary Market.- Trades made on our, yet to be formed/acquired, ATS/secondary market of Ember Tokens or issuer tokens will be validated by miners and written to the Prometheum Blockchain. We anticipate that this will be a significant source of transactions that will lead to substantial network activity.
D.	Clearing and Settling.- A record of all clearing and settling activity will be written to the Prometheum Blockchain.
E.	DApps Creation and Activity.- All parties seeking to use/avail themselves of the Prometheum Blockchain will be required to attach their application/activity to the Prometheum Blockchain using the EMBER-X protocol. DApps will be able to develop additional securities services (e.g. ETF), increasing the activity on the network. Therefore, as third party applications are developed, there should be increased demand for Ember Tokens, which Prometheum anticipates will also increase the value of Ember Tokens.
F.	Third Party ICO Issuers.- We anticipate that Ember Tokens will also increase in value as third party ICO issuers use the Prometheum ecosystem to raise capital for their ICOs. Issuers will issue new ICO tokens using the Ember base token standard, similar to how issuers have historically issued ICOs on Ethereum’s Blockchain. Ethereum’s tokens (“Ethers”) increased in value as the number and size of ICOs issued on top of Ethereum’s blockchain increased.
G.	Referrals- Referrals of friends, family and trading partners.
H.	Base Currency.- Ember Tokens will also be used as the base currency for the Prometheum Network. Payment for services on the Prometheum Network will occur with Ember Tokens and all service providers will be paid in Embers. We anticipate that the price of Ember Tokens will increase as more users need Ember Tokens to pay for transactions/services on the network.
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I.	Service Providers.- The introduction of third party service providers (BDs, investment banks, etc.) will significantly increase network activity on Prometheum Blockchain, and demand for Ember Tokens, increasing the value of Ember Tokens and the underlying network itself.
J.	Investment in ICOs from Existing Brokerage Accounts.- Prometheum intends to allow the general public to invest in ICOs through their existing brokerage accounts. Currently, investors have to create digital wallets, and are often deterred by this foreign process. Prometheum intends to let third party BDs, and their clients, invest directly in ICOs from their existing brokerage accounts. Third party BDs will be invited to participate in our ATS platform and be able to offer their respective clients access to secondary market trading of Issuer tokens and other Federal Securities Law compliant ICOs. We anticipate that giving the general investing public access to invest or trade the ICO market through a familiar mechanism (i.e. an existing brokerage account), will increase the number of participants and the activity on the Prometheum Network, and the value of the underlying Ember Tokens.

20. Ember’s Distribution

Prometheum intends to distribute its Warrants in a Reg D offering globally to accredited advisors as well as to advisors and consultants who have agreed to assist with network introductions. Prometheum intends to distribute its Reg A+ through the efforts of senior management, although it may engage a top tier marketing and communications firm who specializes in token distribution, BD selling agents, and through social media.

21. Ember Trading Mechanics

After the exchange of Warrants for Ember Tokens as described in this document, Ember Tokens will trade on the Prometheum ATS which will consist of a matching engine, an order entry gateway, and a market data distribution system. The relationship between liquidity, token price, and mining incentivisation will be maintained by Prometheum based on market dynamics and outstanding tokens remaining to be issued in a given year.

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22. The Prometheum Team

The Management Team

A.	Martin H. Kaplan

Martin H. Kaplan (“Marty”) is the Managing Partner of Gusrae Kaplan Nusbaum PLLC, a firm he co-founded in 1975, and is recognized as one of the premier securities attorneys in the United States. Marty brings nearly four decades of experience litigating highly sophisticated securities matters before federal and state courts, and regulatory bodies. Much of Marty’s practice involves investigations and complex enforcement proceedings before the United States Attorney’s Office, SEC, CFTC, various exchanges and FINRA offices with which he has an established reputation and substantial and regular contact. As a veteran securities litigator with an enviable track record, Marty represents a broad range of participants in the financial services industry in regulatory and enforcement matters, internal and law enforcement investigations, negotiating complex settlements with FINRA and the SEC. In addition to his work on behalf of major financial institutions and their officers and directors, Marty has particular expertise representing broker-dealers in sophisticated matters and counts among his longstanding clients many of the industry’s significant participants. Leveraging his intimate knowledge of the brokerage industry, Marty has acted as an independent compliance consultant approved by FINRA and the State of Connecticut to review and revise procedures at broker-dealers, to review trading and account activities, and to verify compliance with the securities laws, FINRA regulations and industry practices. Marty earned his law degree from New York Law School and his BA from the City College of New York. In addition to his many accolades, Marty has been peer-rated, as determined by the prestigious Martindale-Hubbell directory, as AV Preeminent, the highest rating given, for over thirty years.

B.	Aaron L. Kaplan

Aaron L. Kaplan (“Aaron”) is an attorney at Gusrae Kaplan Nusbaum PLLC, where he has focused his practice on the applications of distributed ledger technology in the securities industry, and the related regulatory issues. Since 2016, Aaron has served as the Managing Member of EquityArcade Services LLC, a technology provider focused on online capital formation solutions. Prior thereto, he served as Managing Member of EquityArcade LLC, a Title III equity crowdfunding platform. In 2015, Aaron was a co-founder of Deckbound LLC, a blockchain video gaming and digital asset technology company. From 2007-2008 Aaron was an associated person with StockCross Financial Services, Inc., a broker-dealer, where he held Series 7, 63, 55, 4, 24, 27 and 53 securities licenses. Aaron received a BA from the University of Wisconsin and a JD degree from Thomas Jefferson School of Law. Aaron is a member of the New York State Bar.

C.	Jeff Dyment

Jeff Dyment (“Jeff”) comes to Prometheum from a successful career in investment banking, fin-tech and technology. He is presently the Head of Strategic Marketing for Investec Asset Management, a $150 billion asset management firm.  Prior to Investec, he was CEO and lead data architect for LeedMee, a predictive algorithmic matching service between homeowners and real estate agents throughout the country. Prior to LeedMee, Jeff was founder and CEO of the country’s largest online social fitness marketplace, where he led the development and all activities for the $100 million valued company, growing it from a business plan through sale. Jeff’s first fin-tech startup was Vencast, that he founded and ran as CEO, was the world’s first online registered BD allowed to distribute hedge funds, venture funds and private equity funds to institutional investors world-wide which was sold to Instinet. He also ran and was the CIO for a $500 million family office for seven years, The Drax Group, before becoming CEO of Private Equity for the largest multi-family office in the US, Genspring. He earned his MBA from the Kellogg School of Management, graduating with honors.

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D.	Jerry Schneider

Jerry Schneider (“Jerry”) is a certified public accountant and has over 40 years of relevant accounting experience. Jerry is licensed to practice public accounting in New York and Florida and is a member of the American Institute of Certified Public Accountants, the New York State Society of Certified Public Accountants and the Florida Society of Certified Public Accountants. Jerry was the Managing Partner of Schneider & Associates LLP, a CPA firm with approximately 20 professional staff and was the driving force in that firm’s growth and development until it merged with Marks Paneth LLP in 2008. From January 2011 to November 2017, Jerry was a Partner, Partner Emeritus and Senior Consultant at Marks Paneth LLP. Mr. Schneider has now retired from Marks Paneth LLP. Mr. Schneider’s practice was concentrated in the areas of business planning, high net worth individuals, manufacturing, retailing, securities broker-dealers, the hospitality industry and private educational institutions. Mr. Schneider is a board member and is Chairman of the Audit Committee for Siebert Financial Corp., a NASDAQ listed discount brokerage Company which pioneered discount brokerage approximately fifty years ago.

The Tech Team

A.	Daniel Pipitone

Daniel Pipitone (“Dan”) is a Managing Director at TradeZero, Inc., an online broker-dealer that is currently based offshore. In addition, Dan is part owner of TBTTS, Inc. a technology company that develops and provides end to end brokerage technology and infrastructure for small and mid-sized BDs. TBTTS is also the vendor of record with the major US equity and options exchanges. Dan has extensive experience in brokerage operations and the fintech space. Dan was an owner and VP of Operations of NobleTrading, which was acquired by Lightspeed Trading in 2010. He graduated from Regis High School in 1992 and received a Bachelor of Science in Accounting from Binghamton University in 1996.

B.	Alexander Shapiro

Alexander Shapiro (“Alex”) has extensive experience creating and managing fintech and software solutions. In 2016, Alex was a founder of hybrid prop trading operation in Colombia that leverages a large human trading floor and quantifies their market sentiment in real time to create a profitable and fully automated algorithmic trading system. He is the owner of Rain River Inc., which specializes in management, technology, and strategy related advisory services for small to mid-tier financial services firms. Alex was the managing director at Singularity Technology Solutions (STS), an HFT software company. Prior to joining STS, Alex was a managing director and spent six years as a licensed representative (series 7 and 63) with Genesis Securities, a high frequency trading and technology focused FINRA registered BD, where he was instrumental in making Genesis one of the leading BDs for algo driven hedge funds and large proprietary trading groups. Alex attended Stuyvesant High School in NYC and The New York University Stern School of Business.

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C.	John Caruso

John Caruso (“John”) is CTO and partner at TradeZero, Inc.  John has 22 years of software development experience with a background in Unix systems engineering. John was Senior Technical Analyst and VP at Goldman Sachs for over 8 years in Operational Risk Technology, Compliance Technology, and Security Engineering. He graduated from Queens College in 1996 with a Bachelors degree in Computer Science.

D.	Bryan Lemster

Bryan Lemster (“Bryan“) is President of Halcyon Innovation, LLC, a web and mobile development firm. For the last twelve years Bryan has engaged in large-scale development projects including social networks, Blockchain/cryptocurrency projects and mobile application development including the iPhone and Android platforms. He has over twelve years of development and project management experience. Previously, he worked at one of the largest software companies, Computer Associates, at the headquarters in Long Island, NY, as a lead engineer on new development projects. He graduated from the University of Southern California with a Bachelor of Science in Computer Science and a minor in Business.

E.	Andrew Gubar

Andrew Gubar (“Andrew”) is Co-Founder and CEO of Tecsvit, LLC, and Project Manager at Halcyon Innovation, LLC. He has more than fifteen years of experience in software development, web and mobile applications, blockchain and cryptocurrency, large-scale and distributed systems, and many others. He received a Master of Science degree in Computer Science (Software Development) at the Dnipro National University (Dnipro city, Ukraine) in 2003.

F.	Eugene Panasenko

Eugene Panasenko (“Eugene”) is Senior Software Engineer at Halcyon Innovation, LLC. His expertise is in web and backend development, as well as blockchain/cryptocurrency. For the last nine years he has participated in many different projects: social networks, financial apps, multimedia and communications, games, etc. He graduated from Ukrainian State Chemical Technology University with a Master degree in Mechanical Engineering.

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23. The Present State of Token Regulation

Extra-judicial ICOs have historically operated outside the regulatory infrastructure meant to protect investors (i.e. the Federal Securities Laws). ICO issuers, generally using an ERC-20 to sell tokens to raise capital from the general public, raised $6+ billion through extra-judicial means. These issuers, service providers, exchanges and wallet providers likely violated numerous securities laws.

The SEC took its time evaluating and understanding the Federal Securities Law (FSL) implications presented by distributed ledger technologies. The popularity and scale of ICOs propelled the SEC’s evaluation of the industry in the context of securities rules and regulations

2017 marked the beginning of the SEC and other global regulators focusing enforcement efforts on the unregulated ICO market. In July 2017, the Commission published Release No. 81207 Report Pursuant to Section 21(a) of the Securities Exchange Act of 1934: The DAO12. The Commission’s DAO Report declared that DAO tokens (and all other ICO tokens) are securities:

“The Commission deems it appropriate and in the public interest to issue this report of investigation (“Report”) pursuant to Section 21(a) of the Exchange Act to advise those who would use a Decentralized Autonomous Organization (“DAO Entity”), or other distributed ledger or blockchain-enabled means for capital raising, to take appropriate steps to ensure compliance with the U.S. Federal Securities Laws. All securities offered and sold in the United States must be registered with the Commission or must qualify for an exemption from the registration requirements. In addition, any entity or person engaging in the activities of an exchange must register as a national securities exchange or operate pursuant to an exemption from such registration. This Report reiterates these fundamental principles of the U.S. Federal Securities Laws and describes their applicability to a new paradigm—virtual organizations or capital raising entities that use distributed ledger or blockchain technology to facilitate capital raising and/or investment and the related offer and sale of securities.”13

Other global securities regulators also began to actively consider ICO Tokens in the context of their respective jurisdiction’s securities regulations (China, Canada, Israel, Singapore, Hong Kong, Thailand, etc.). In 2017, SEC chairman John Clayton explained that the SEC would be going after attorneys who have advised their clients to conduct an ICO without the proper offering documents.14  In February 2018’s Senate hearing, Chairman Clayton declared: “I believe every ICO I’ve seen is a security”.15

12 Release No. 81207 Report Pursuant to Section 21(a) of the Securities Exchange Act of 1934: The DA

13 Release No. 81207 Report Pursuant to Section 21(a) of the Securities Exchange Act of 1934: The DAO p.1-2

14 https://www.bna.com/securities-capital-markets-m57982084308/

15 https://www.coindesk.com/sec-chief-clayton-every-ico-ive-seen-security/

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In late February 2018, the SEC sent a shockwave of concern reverberating through the blockchain industry by issuing a subpoena sweep (80+ subpoenas) to companies that conducted ICOs and related entities/service providers.16 Generally, subpoenas are the guided missiles of SEC enforcement actions. The subpoena sweep officially marked the beginning of the SEC’s enforcement phase. The industry anticipates further SEC enforcement actions and criminal prosecutions in the near future. Later that same month, the SEC sent a request for information to 100 hedge funds that they identified as focusing on, and trading in, cryptocurrencies.17 Those investigations are ongoing.

Future compliant ICOs will be required to be transacted with regulated BDs through an ATS with token securities held in virtual wallets at properly enabled custodial BDs.

Existing, compliant means of capital formation are available to ICO issuers and investors. The FSLs provide the only way for ICO issuers to compliantly raise capital and for investors in such offerings to properly trade such securities.

The Commission is aggressively tackling the issues and violations associated with ICOs. The sequence of events starting with the DAO report, and culminating in the subpoena sweep of ICO issuers and service providers will be a catalyst that forces the industry to mature. The era of FSL regulation of ICOs is upon us and that requires the emergence of a compliant securities ecosystem for all ICO related securities activities from issuance, to trading through clearing and settling. Prometheum provides that solution.

16 https://www.wsj.com/articles/sec-launches-cryptocurrency-probe-1519856266

17 https://www.wsj.com/articles/crypto-focused-hedge-funds-on-secs-radar-1521757104

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24. Prometheum’s EMBER-X Protocol

Prometheum’s EMBER-X defines the rules by which the Ember Token can operate, The Ember Token itself and any derived issuer tokens must operate according to the Ember-X protocol. Ember is the “native” internal currency that is used for all transactions on the Prometheum Blockchain. Miners will collect transaction fees for mining, signing and authenticating blocks, and those fees will be paid in Ember Tokens.

Brokerage Related Activities

A.	Opening of Token Securities Wallet/Account Creation: Participants wishing to access the Prometheum Network to invest in Tokenized Securities will be required to establish an account and create a Tokenized Securities wallet (a “Wallet Account”). Each Wallet Account will create a smart contract through which Prometheum intends to accomplish certain compliance functions, including KYC compliance and AML compliance. Further, Prometheum intends for other traditional brokerage back-office functions to be performed through smart contracts as shown in the following diagram.

Account permissions written to a particular participant’s Wallet Account will create a smart contract tailored to that participant’s permissions. For example, if an investor qualifies as an accredited investor residing in the State of New York, that information will be written to the blockchain comprising the Wallet Account and as a result, such investor will not be subject to investment limits and will be limited to investing in offerings qualified in New York State.

We anticipate that the costs associated with the creation and management of participant Wallet Accounts will be paid for with Ember Tokens and intend for all account activity to be written to the Prometheum Blockchain. More user accounts and related activity on the network requires more data to be written to the Prometheum Blockchain and, if functioning as contemplated should increase the value of the underlying Ember Tokens.

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B.	Creation and Issuance of Token Securities through the Prometheum Network: Issuers seeking to raise capital through an ICO will also be required to establish accounts and set up a Wallet Account. We intend to set up the Prometheum Network so that issuers seeking to raise capital through an ICO will create their Tokenized Securities using the Ember base token standard. We believe that the blockchain activity associated with creation and successful issuance of Tokenized Securities through the Prometheum Network, will increase the value of the underlying Ember Tokens, and will generate blockchain transaction processing fees, which Prometheum believes will attract miners/validators to the Prometheum Network. Further, Prometheum believes that the issuance of Tokenized Securities on the Prometheum Network will attract BDs, users, service providers and miners/validators which Prometheum believes will result in an increase in the size of the Prometheum Network, which, should increase the value of Ember Tokens. BDs will tie into the Prometheum Network through our BD’s ATS and will be able to offer Tokenized Securities to their respective clients which will thereafter be sold or purchased through Prometheum’s BD’s ATS.
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C.	Distribution: All rights, payments and terms concerning the distribution of Tokenized Securities using Prometheum’s Ember base token are intended to be governed by smart contracts written to the Prometheum Blockchain. The introduction of third party service providers (BDs, investment banks, marketers, etc.) whose services are paid for, or partially paid for, with our Ember Tokens increases the number of participants using the Prometheum Network and the data written to the Prometheum Blockchain. The anticipated increase of activity on the Prometheum Blockchain should also increase the value of Ember Tokens.
D.	Secondary Market: Prometheum’s BD’s ATS is intended to create a marketplace for secondary market trading of issuer tokens and other qualifying ICOs. Furthermore, we intend for third party issuers that have compliantly issued an ICO on another blockchain to be able to list their tokens on our ATS through smart contracts on the third party blockchain that will be integrated into Prometheum’s back end. All cryptographic securities tokens are traded over a blockchain and held in virtual wallets. All trades on the Prometheum Network are validated and written to the Prometheum Blockchain and transaction costs are paid by both sides of the transaction with bits of Ember Tokens and/or Fiat currencies. Prometheum believes that secondary market trading of Ember-based issuer tokens as well as the introduction of third party service providers (BDs, investment banks, etc.) will significantly increase network activity on the Prometheum Blockchain, thus creating a flourishing ecosystem for all securities related ICO activities on the Prometheum Network.

Third party BDs will be able to tie into the ATS via our ATS platform and be able to offer their respective clients access to secondary market trading of issuer tokens and other qualifying ICOs through their existing brokerage accounts. Third parties BDs will be able to share in token and/or Fiat currency earnings.

E.	Clearing & Settling: Processing of secondary market trades of Tokenized Securities through the Prometheum Network will be conducted by our BD with required clearing and custodial services, including segregating of customer funds and digital securities in compliance with SEC Rule 15c3-3. Prometheum refers to these clearing and custodial services as a (“Digital Clearing Firm”). Following the closing of the Reg A+ Offering, Prometheum intends to either acquire a Digital Clearing Firm, form a Digital Clearing Firm or enter into a clearing agreement with a Digital Clearing Firm.

Prometheum has submitted to the SEC a “No Action Request” with respect to the treatment of custody and segregation of customer Tokenized Securities pursuant to the Customer Protection Rule. All transactions in Tokenized Securities occurring at the BD’s ATS will be introduced to the Digital Clearing Firm on a fully disclosed basis. A record of all transactions and activity conducted on the BD’s ATS will be written to the Prometheum Blockchain to ensure compliant record keeping and processing. The clearing of Ember Tokens through the Prometheum Network’s ecosystem will allow for same day settlement as the trades effectuated on Prometheum’s ATS will settle through Prometheum’s clearing facility which will only allow accounts to trade on the Prometheum ATS who have an account with Prometheum’s clearing BD that is long cash and/or Tokenized Securities. Prometheum anticipates that as transactions are written to the blockchain, activity on the Prometheum Network will increase, which in turn should increase the use and value of Ember Tokens.

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Digital Record Archive
The Prometheum Blockchain controls transactional records through immutable records which are secure and auditable.
PROMETHEUM
Bonds
Digital Asset Exchange
Asset can be issued or transfered without 3rd party involvement
Smart Contracts
Self-enforcing to automate and govern traditionally time and resource intensive processes
Terms and Conditions are codified and recorded
Prometheum network executes the contract
Results are validated ("cleared") by transparent posting to Prometheum network

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25. Platform Security

Prometheum is committed to ensuring that the Prometheum Network adopts, embraces and implements the latest cyber security protection measures. The Prometheum Network will adhere to the securities industries cyber security standards. All sensitive information will be encrypted in the database using a key that is pulled upon application startup and not stored anywhere on the server. This will include passwords, SSNs, Addresses, etc. The main Prometheum wallet for the brokerage firm will employ either multi-sig (2 keys on two completely separated networks accessible via VPN only) or keep fragments of the key on different servers for security.

We consciously chose not to elaborate on cyber security specifics as such information will be of use to nefarious actors. Details of our cyber security protections and standards will remain confidential to protect the Prometheum Network and its ecosystem’s participants.

Redundancy / Co-Location: The core components of the system will be hosted with Equinix at their NY4 facility. This is the same building that hosts the market data and execution servers of the NYSE, CBOE, BATS and others. The system is redundant by the incorporation of the Ethereum blockchain. All non blockchain storage will be handled on raid configured, hot swappable solid state drives, as well as on the fly cloud backup into the Amazon cloud. All internal nodes run on redundant power supplies, with the data center itself having diesel generator backup. Prometheum will make use of multiple Tier 1 ISPs, including Cogent, Interap and Verizon for redundancy.

Reporting & Communication: All accounts have access to their entire ledger of transaction history from the web reporting tool. Monthly and year end statements will be provided electronically with the option to receive physical statements for an additional fee. Each account holder will have the ability to see both a real-time and historical snapshot of all positions and balances. All banking and trading transactions are available to all users 24x7x365.

Disaster Recovery: The core trading ledger for the Prometheum exchange will be stored on the Prometheum Blockchain, which builds in redundancy and immutability, and the ability to recover from any disaster. The on and offsite storage of all other sensitive data ensures recovery of any and all non blockchain stored data. As the network expands and the need arises for additional rack space and geographic presence both in other parts of the US, and outside of the US, additional co-location venues on the Equinix network will be chosen.

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26. Developer’s Perspective

Prometheum’s trading platform is presently in development and is anticipated to be completed in or around June, 2018.  Below are screen shots of the front-end platform:

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A.	Funds Segregation and Governance: All accounts that interact with the Prometheum Network will be segregated and distinct. Each account will have traditional SIPC insurance, with traditional coverages and limits. In addition, each account will be afforded the ability to have unused cash balances swept daily into money market funds.
B.	Tokenized Trading Mechanics: Each token issued on the Prometheum Network will include the ability to have it freely interact with our ATS. Tokens are securities and will be tradeable in an efficient market that Prometheum will maintain and govern. Trading will be organized by an electronic order book with buyers and sellers segregated into the familiar bid and ask system. The bid and ask will be a price, time priority auction mechanism.
C.	Prometheum ATS: Prometheum’s trading activity will function through its ATS. This will allow all known actors to exchange Ember Tokens for USD and vice versa. Traders using the Prometheum ATS will interact anonymously with one another.

The ATS will be organized in a typical auction style market. Users will have the ability to post bids and offers to buy and sell Ember or issuer tokens. Orders can be sent as a displayed order or a hidden order on the ATS. The execution rules for both displayed and non-displayed orders are the same. These are based on price, then time, then size. Any opposing orders that match in price will be executed.

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D.	Account Creation: All accounts will be subject to stringent KYC and AML processes. All accounts will be required to pass OFAC, Fincen and other required sources for approval. Government issued ID will be required prior to an account being approved. All ID, SSN, addresses and meta data will be scrubbed using the IdentityMind API. All users that pass these checks will become an approved account on the network.

Accounts are approved based on varying requirements as determined by the role applied for on the network. Upon an account being approved, a cryptographic hash of all supplied documents, and the record of passing all compliance checks are stored on the blockchain.

Accounts that trade on the Prometheum Network will have the ability to link their bank account to their Prometheum brokerage account for fast and free movements of USD between the linked accounts.

E.	Compliant Product Creation: Upon an issuer’s securities being qualified by the SEC, they will have the ability to create and deploy their compliant token on the Prometheum Network. Issuers will be driven through a web based user interface in order to configure and deploy their compliant token. Upon the completion of this process, the issuer will have met the regulatory and legal requirements to have a compliant token.
F.	Custom Tokens & Token Offerings: Each new issuer that is approved on the Prometheum Network will be able to create their customized token, built on EMBER-X, and perform their own token offering. From a web based user interface, issuers will be able to configure the specific economics of their compliant token. This includes the ability to set their own specific token economics for their offering.
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27. Compliance and Operations

Prometheum will ultimately be an end-to-end solution provider for issuers, investors and platform service providers who wish to do business with compliant Tokenized Securities. As such, Prometheum will be developing a robust, innovative compliance and operational structure that both ensures compliance with US Federal Securities Laws and at the same time, enhances the Prometheum Network through the use of smart contracts. Smart contracts are expected to replace or compliment the compliance and operational needs of Prometheum’s issuance platform, ATS, settlement and clearing requirements.

Below is a diagram outlining the way that we expect to be organized from an operational compliant infrastructure perspective. This is by no means inclusive of all departments and requirements such as tax and customer service, where with any success, we expect to have substantial personnel requirements.

**As intended. Subject to change

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28. Governance and Oversight Structure

Our governance and oversight structure is outlined below. By no means is this inclusive of everything that Prometheum will need or use. The Governance and Oversight Structure is Subject to change and evolution as the Network goes live.

**As intended. Subject to change

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29. Roadmap

**All timeframes are estimates and subject to change

30. Conclusion

The Ember Token is the energy source of the Prometheum Network, which is a differentiated platform designed to address the regulatory, legal, and liquidity challenges faced by others in the Tokenized Securities market. The future value of the Ember Token will be determined by supply and demand with supply carefully managed by Prometheum. Prometheum will control the issuance of tokens through the use of policy and quantitative tools. Demand will be affected by many factors including regulatory compliance, secondary market liquidity, platform utilization, and public perception. Based on the combination the following drivers, Prometheum believes the future value of the Ember Token will not only enjoy a similar demand to its predecessors, it has a chance to exceed them.

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Prometheum, Inc. Disclaimer

No money or consideration is being solicited by the information in this Whitepaper or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor’s indication of interest does not create a commitment to purchase the securities Prometheum is offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

The Company’s Reg A+ Offering, after qualification by the SEC, will be made only by means of the Offering Circular. Any information in this White Paper or any other communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification for sale as provided in Regulation A+ in any such state or jurisdiction.

You may obtain a copy of the Preliminary Offering Circular and the Offering Statement in which such Preliminary Offering Circular was filed with the SEC by visiting: https://www.sec.gov/cgi-bin/browse-edgar?company=Prometheum&owner=exclude&action=getcompany

All information contained in this White Paper is subject to change.

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